Exhibit 99.2

The Redwood Review

Fourth Quarter 2015

Redwood Trust

T A B L E O F C O N T E N T S

THE REDWOOD REVIEW I 4TH QUARTER 2015
1

C A U T I O N A R Y S T A T E M E N T

This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, goals, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
Statements regarding the following subjects, among others, are forward-looking by their nature: (i) statements we make regarding Redwood’s business strategy and strategic focus, including statements relating to our confidence in our overall market position, strategy and long-term prospects, and our belief in the long-term efficiency of private label securitization as a form of mortgage financing; (ii) statements related to our financial outlook and expectations for 2016, including with respect to: 2016 GAAP earnings, growth in portfolio net interest income (including that we expect our investment portfolio to generate cash flows in 2016 that exceed our expected operating expenses, debt service requirements, and 2016 dividend payments), reductions in operating expenses associated with the repositioning of our conforming residential and commercial mortgage banking activities, nonrecurring severance payments and other charges related to this repositioning, the contribution from our MSR portfolio, residential mortgage banking income, gain on sales income related to the sale of securities, target rates of return and expected capital allocation on and among our investment portfolio and mortgage banking activities; (iii) expectations related to our residential mortgage banking activities, including our focus on whole-loan acquisitions and sales; (iv) statements we make regarding our outlook for debt markets and potential dislocations in those markets, opportunities that may result from such dislocations, and our expectations with respect to our capital, liquidity and short-term securities repurchase financing; (v) statements regarding our residential investment portfolio, including our expectations regarding investments held at our FHLB-member subsidiary and the financing for such investments; (vi) statements we make regarding our stock and debt repurchase authorizations and our approach in considering additional repurchase activity; (vii) statements relating to acquiring residential mortgage loans in the future that we have identified for purchase or plan to purchase, including the amount of such loans that we identified for purchase during the fourth quarter of 2015 and at December 31, 2015, and statements relating to expected fallout and the corresponding volume of residential mortgage loans expected to be available for purchase; (viii) statements relating to our estimate of our available capital (including that we estimate our capital available for investments at December 31, 2015 to be approximately $172 million and at

THE REDWOOD REVIEW I 4TH QUARTER 2015
2

C A U T I O N A R Y S T A T E M E N T

February 19, 2016 to be in excess of $200 million); (ix) statements we make regarding our dividend policy, including our intention to pay a regular dividend of $0.28 per share per quarter in 2016; and (x) statements regarding our expectations and estimates relating to the characterization for income tax purposes of our dividend distributions, our expectations and estimates relating to tax accounting, tax liabilities and tax savings, and GAAP tax provisions, our estimates of REIT taxable income and TRS taxable income, and our anticipation of additional credit losses for tax purposes in future periods (and, in particular, our statement that, for tax purposes, we expect an additional $23 million of tax credit losses on residential securities we currently own to be realized over an estimated three- to five-year period).
Important factors, among others, that may affect our actual results in 2016 include: interest rate volatility, changes in credit spreads, and changes in liquidity in the market for real estate securities and loans; changes in the demand from investors for residential mortgages and investments, and our ability to distribute an increased volume of residential mortgages through our whole-loan distribution channel; our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt; the availability of assets for purchase at attractive risk-adjusted returns and our ability to reinvest cash and the proceeds from the potential sale of securities and investments we hold; changes in the values of assets we own; higher than expected operating expenses due to delays or decreases in the realization of expected operating expense reductions related to the repositioning of our conforming mortgage banking activities and commercial loan origination activities, and other unforeseen expenses; general economic trends, the performance of the housing, commercial real estate, mortgage, credit, and broader financial markets, and their effects on the prices of earning assets and the credit status of borrowers; federal and state legislative and regulatory developments, and the actions of governmental authorities, including those affecting the mortgage industry or our business (including, but not limited to, the Federal Housing Finance Agency’s rules relating to FHLB membership requirements and the implications for our captive insurance subsidiary’s membership in the FHLB); developments related to the fixed income and mortgage finance markets and the Federal Reserve’s statements regarding its future open market activity and monetary policy; our exposure to credit risk and the timing of credit losses within our portfolio; the concentration of the credit risks we are exposed to, including due to the structure of assets we hold and the geographical concentration of real estate underlying assets we own; our exposure to adjustable-rate mortgage loans; the efficacy and expense of our efforts to manage or hedge credit risk, interest rate risk, and other financial and operational risks; changes in credit ratings on assets we own and changes in the rating agencies’ credit rating methodologies; changes in interest rates; changes in mortgage prepayment rates; the ability of counterparties to satisfy their obligations to us; our involvement in securitization transactions, the profitability of those transactions, and the risks we are exposed to in engaging in securitization transactions; exposure to claims and litigation, including litigation arising from our involvement in securitization transactions; whether we have sufficient liquid assets to meet short-term needs; our ability to successfully compete and retain or attract key personnel; our ability to adapt our business model and strategies to changing circumstances; changes in our investment, financing, and hedging strategies and new risks we may be exposed to if we expand our business activities;

THE REDWOOD REVIEW I 4TH QUARTER 2015
3

C A U T I O N A R Y S T A T E M E N T

our exposure to a disruption or breach of the security of our technology infrastructure and systems; exposure to environmental liabilities; our failure to comply with applicable laws and regulations; our failure to maintain appropriate internal controls over financial reporting and disclosure controls and procedures; the impact on our reputation that could result from our actions or omissions or from those of others; changes in accounting principles and tax rules; our ability to maintain our status as a REIT for tax purposes; limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940; decisions about raising, managing, and distributing capital; and other factors not presently identified.
This Redwood Review may contain statistics and other data that in some cases have been obtained from or compiled from information made available by servicers and other third-party service providers.

THE REDWOOD REVIEW I 4TH QUARTER 2015
4

I N T R O D U C T I O N

Note to Readers:

We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). We urge you to review these documents, which are available through our website, www.redwoodtrust.com.

This document, called The Redwood Review, is an additional format for providing information about Redwood through a discussion of our GAAP financial results, as well as other metrics, such as taxable income. Supplemental information is also provided in the Financial Tables in this Review to facilitate more detailed understanding and analysis of Redwood. We may also provide non-GAAP financial measures in this Review. When we use non-GAAP financial measures it is because we believe that these figures provide additional insight into Redwood’s business. In each case in which we discuss a non-GAAP financial measure you will find an explanation of how it has been calculated, why we think the figure is important, and a reconciliation between the GAAP and non-GAAP figures.

References herein to “Redwood,” the “company,” “we,” “us,” and “our” include Redwood Trust, Inc. and its consolidated subsidiaries. Note that because we round numbers in the tables to millions, except per share amounts, some numbers may not foot due to rounding. References to the “fourth quarter” refer to the quarter ended December 31, 2015, and references to the “third quarter” refer to the quarter ended September 30, 2015, unless otherwise specified.

We hope you find this Review helpful to your understanding of our business. We thank you for your input and suggestions, which have resulted in our changing the form and content of The Redwood Review over time.

Selected Financial Highlights

Quarter:Year	GAAP Income per Share	REIT Taxable Income per Share (1)	Annualized GAAP Return on Equity	GAAP Book Value per Share	Dividends per Share
Q415	$0.46	$0.37	14%	$14.67	$0.28
Q315	$0.22	$0.29	6%	$14.69	$0.28
Q215	$0.31	$0.21	9%	$14.96	$0.28
Q115	$0.16	$0.18	5%	$15.01	$0.28
Q414	$0.31	$0.20	9%	$15.05	$0.28
Q314	$0.50	$0.21	14%	$15.21	$0.28
Q214	$0.18	$0.17	5%	$15.03	$0.28
Q114	$0.14	$0.19	4%	$15.14	$0.28
Q413	$0.29	$0.20	8%	$15.10	$0.28

(1) REIT taxable income per share for 2015 are estimates until we file tax returns.

THE REDWOOD REVIEW I 4TH QUARTER 2015
5

S H A R E H O L D E R L E T T E R

Dear Fellow Shareholders:
Despite the turmoil, uncertainty, and liquidity challenges facing the fixed income and equity markets, we are upbeat and reassured in our outlook for Redwood’s earnings and growth prospects for 2016 and beyond. We recently repositioned our residential and commercial mortgage banking businesses, and believe this action will result in several important benefits going forward. Specifically, we expect it to reduce the drag and volatility these businesses placed on our recent earnings. It also strengthens our capital and liquidity positions and sharpens our focus on seizing attractive investment opportunities - including buying back our own common shares.
While we are upbeat, we know that shareholders have questions regarding the near- and long-term prospects of our business. So, in this quarter’s Redwood Review, we made some significant changes to provide greater transparency to address what we believe are the issues foremost on your minds. These include: what is our position and plan with respect to our capital, liquidity, and investments; what is our current business strategy; and what is our financial outlook for 2016.
In this letter, we will provide a high level summary of the answers to these questions; but first, we will begin with a discussion of our fourth quarter results and the thinking behind the repositioning of our businesses.
Quarterly and Yearly Result Highlights
We earned $0.46 per share for the fourth quarter of 2015, as compared to $0.22 per share for the third quarter of 2015. Book value of $14.67 per share at December 31, 2015, was nearly flat compared to $14.69 per share at the end of the third quarter. For the full-year 2015, we earned $1.18 per share, and our GAAP return on equity (ROE) was 8.2%, as compared to 2014 earnings of $1.15 per share and a GAAP ROE of 8.0%. As always, we analyze in detail our earnings and other important financial metrics in the Quarterly Overview and Financial Insights sections of this Redwood Review.
In characterizing the year’s performance, we would say it is gratifying that our investment portfolio generated sufficient income to cover our annual dividend of $1.12 per share paid to shareholders, especially in light of the challenges we faced. However, the performance of our residential and commercial banking businesses was disappointing, resulting in the changes to strategy and outlook discussed below.

THE REDWOOD REVIEW I 4TH QUARTER 2015
6

S H A R E H O L D E R L E T T E R

The Repositioning of Residential and Commercial Mortgage Banking
In January and February of 2016, we issued press releases with the full details regarding the repositioning of our conforming residential loan operations and our commercial loan business, both of which can be found in the press releases section of our website, www.redwoodtrust.com.
As we have shifted part of our strategic direction, we believe it is important to provide you with answers to the following questions: “What business assumptions have changed?” and “What is the financial impact of these changes?”
Let’s start with our conforming residential loan operation, where we decided to discontinue our aggregation and loan sale activity in order to focus on other ways to acquire servicing and participate in risk-sharing transactions. The business assumption that has changed is that we no longer believe that our conduit can generate sufficient conforming loan sale margins, primarily due to the unrelenting competitive pricing pressure from some major banks. These banks are now acquiring and retaining a portion of their conforming loan production for portfolio investment. This is a change from their historical practice where they sold the vast majority of their 30-year fixed rate conforming loans through GSE-backed MBS transactions. In our opinion, this change has been largely driven by unprecedented liquidity within the banking system and exceptionally high guarantee fees charged by the GSEs today relative to pre-crisis levels. However, we have maintained our GSE Seller/Servicer approvals, allowing us to keep our options open should our assumptions change down the road.
Our commercial loan business was established six years ago, when there was a shortage of lending capacity, and a gap between what a senior lender would provide and the available equity. We used our balance sheet to bridge this gap, originating over $460 million of mezzanine loans, of which $300 million remain in our portfolio as of December 31, 2015, and all of which are performing. We evolved our strategy to originate senior loans for distribution into CMBS transactions, as we saw the opportunity to profitably deploy our capital in a market with increasing origination volume. The effort was highly profitable through 2013 and 2014. Nevertheless, over the last 15 months excess lending capacity, pressure on credit spreads, and increased market volatility has significantly eroded the profit opportunity. We have concluded these factors are unlikely to change in the foreseeable future. As a result, our basic business assumption that we could achieve proper scale to maintain pricing power and to profitably execute through the CMBS market no longer holds.
Collectively, repositioning these businesses will result in an estimated $6-7 million of severance and other nonrecurring charges, that we expect to expense predominately in the first quarter of 2016. On a recurring basis, we expect to eliminate the earnings drag from the approximately $13 million pre-tax loss that we incurred on these activities during 2015, and have freed up $150 million of capital for redeployment.

THE REDWOOD REVIEW I 4TH QUARTER 2015
7

S H A R E H O L D E R L E T T E R

Capital, Liquidity and Investments
In light of the extreme capital markets volatility that has occurred over the past few quarters, we will now address Redwood’s capital position, liquidity, and investment opportunities. These topics are multifaceted, dynamic, and interconnected, and therefore must be considered collectively as we position our business for the future.
Assessing our current capital needs requires us to continually make “if that, then this” determinations as circumstances in our business change and new opportunities arise. Variables such as the relative attractiveness of third-party investment opportunities; the trading price of our common stock; and the liquidity capital needed to meet financial covenants or obligations made to our debt counterparties are all dynamically changing and will continue to impact our day-to-day capital deployment decisions. So, as you might suspect, we can’t say at this time with exact precision how much capital we will allocate toward any particular deployment alternative, but below we do offer you insight into how we think about and evaluate our options. Additionally, we can say we are committed to the guiding principal of balancing the attractiveness of near-term opportunities with what we believe to be in the best long-term interest of shareholders. As a further step toward greater transparency on this topic, we have created a new section of the Redwood Review that provides important data and analysis regarding our Capital, Liquidity, and Investments.
In the near-term, we believe that the severe volatility and credit spread widening recently observed in the debt markets is signaling an element of potential dislocation that we have not felt since the financial crisis. We are not exactly sure what the specific dislocation events will be, or even if they will occur, but our near-term posture is to operate defensively and cautiously. This requires us to maintain or enhance Redwood’s already strong liquidity, in coordination with other uses of capital.
We estimate our capital available for investment, after completing the repositioning of our businesses, will be in excess of $200 million. We will consider the following relevant factors when determining how much of this capital is allocated among share repurchases, maintaining our strong liquidity, and new investments:

Ñ
As internal managers, we have demonstrated our alignment with shareholders through our intention to repurchase common stock at attractive levels. We fully utilized the $100 million stock repurchase authorization we received from Redwood’s Board of Directors in the third quarter of 2015. Subsequently, on February 24, 2016, our Board of Directors approved a new $100 million stock repurchase authorization. The pace and extent to which this authorization is used going forward will be based on the factors we outlined above. We can assure you that the relative attractiveness of buying back shares remains the yardstick against which competing investment opportunities and capital decisions will be measured.

THE REDWOOD REVIEW I 4TH QUARTER 2015
8

S H A R E H O L D E R L E T T E R

Ñ
We always keep a watchful eye on the borrowing levels under our securities repurchase (or “repo”) facilities, which are subject to margin calls to the extent securities prices fall. Our repo balance was $578 million as of February 19, 2016. In light of the dislocation noted above, we intend to reduce this financing to below $300 million in the next few months through the sale of securities and by using excess cash reserves.

Ñ
We are also keenly aware of the maturity of our $493 million of outstanding convertible/exchangeable debt ($288 million is due in 2018, with the remainder due in late 2019). While we may be able to attractively refinance this debt as it matures, we are also preparing for repayment and could look to sales of unencumbered portfolio assets as one source of funds for that purpose as we approach these maturity dates. In addition, we may also have opportunities to repurchase a portion of this debt at attractive prices prior to maturity.

Ñ
A final consideration pertaining to our capital deployment is to keep some capital or “dry powder” for attractive investment opportunities that may arise, and that we are beginning to see as a result of recent market dislocations. This is a strategy that proved successful for us in the post-crisis RMBS market. We also continue to evaluate our existing portfolio to ensure that our deployed capital is generating attractive risk-adjusted returns relative to other investment opportunities.

Current Business Strategy
Although our tactics have changed, our business strategy continues to be grounded in creating attractive investments in residential and commercial mortgage credit. We plan to deploy approximately 95% of our capital in investment activities, while moving forward with three key areas of focus.
First, we expect our $1.5 billion of capital allocated to our investment portfolios to generate attractive and reliable income in 2016 and beyond. A significant portion of this portfolio is funded with FHLB debt financing with terms that we believe can no longer be found in the marketplace. We expect our investment portfolio to generate cash flows in 2016, that should significantly exceed our expected operating expenses, debt service requirements, and $1.12 per share annual dividend that our Board has stated its intention to pay during 2016.
Second, our core jumbo mortgage banking franchise is well positioned and remains consistently profitable despite evolving market conditions. This business represents an engine for creating future investments, and contributes direct fee income and sourcing capabilities that cannot be easily replicated. While we expect our jumbo mortgage banking activities to focus primarily on whole loan acquisitions and sales in 2016, our flagship Sequoia securitization platform remains an active option and is positioned to efficiently create investments as opportunities arise. Our FHLB-funded captive insurance subsidiary continues to source loans through our jumbo mortgage-banking activities as its existing investments pay down.

THE REDWOOD REVIEW I 4TH QUARTER 2015
9

S H A R E H O L D E R L E T T E R

Third and finally, we expect that extended dislocation in the mortgage capital markets may result in significant opportunities to invest capital in high yielding assets. These may include traditional RMBS, CMBS, and credit-risk sharing transactions. We have taken the necessary steps to strengthen our liquidity and will be offensively-minded to the extent difficult markets force good assets to trade at distressed prices.
2016 Financial Outlook
What does this all mean for earnings in 2016 and beyond? To preface, we believe that the recently announced changes to our residential and commercial operations have put us in a position to meaningfully improve on our 2015 financial results. More importantly, we believe these changes will enable us to operate leaner, and with a renewed investment focus going forward. While we have been reluctant to provide any type of specific earnings guidance in the past, especially during periods of market volatility, we believe that today’s extraordinary market conditions justify a one-time financial projection to underscore management’s views on Redwood’s near-term liquidity and financial outlook. Since we continue to manage significant interest rate volatility and other market-related factors that may result in variability in our quarterly results over 2016, we have not broken down our full year 2016 GAAP earnings expectation by quarter.
For the full year of 2016, we currently expect GAAP earnings to fall within a range of $1.20 - $1.50 per share. This range reflects our current anticipation of solid growth in portfolio net interest income from deploying capital into increased investments and improved residential mortgage banking margins due to our focus on more profitable whole loan sale distributions. It also includes an estimated $6 - $7 million, or $0.06 - $0.08 per share, of nonrecurring severance expenses associated with the repositioning of our mortgage banking businesses. We plan to reassess our full year GAAP earnings expectation as we report our financial results for each quarter of 2016. Please refer to the Capital, Liquidity, and Investments section for details and analysis behind our 2016 earnings outlook.
We hope our efforts toward increased transparency in this quarter’s Redwood Review are helpful.
Thank you for your support.

Marty Hughes	Brett D. Nicholas
CEO	President

THE REDWOOD REVIEW I 4TH QUARTER 2015
10

Q U A R T E R L Y O V E R V I E W

Fourth Quarter and Full-Year Financial Highlights

Ñ
Our GAAP earnings were $0.46 per share for the fourth quarter of 2015, as compared to $0.22 per share for the third quarter of 2015. Earnings increased from higher net interest income from investments, higher jumbo mortgage banking margins, and higher realized gains from sales of residential securities.

Ñ	Our fourth quarter 2015 results contributed to full-year GAAP earnings of $1.18 per share, which more than covered the $1.12 per share of dividends we distributed to shareholders in 2015.

Ñ
Our GAAP book value was $14.67 per share at December 31, 2015, as compared to $14.69 per share at September 30, 2015. Higher earnings and accretion from share repurchases were offset by our fourth quarter dividend distribution and a decrease in unrealized gains from securities that were sold during the fourth quarter of 2015.

Ñ
We deployed $116 million of capital in the fourth quarter of 2015 toward new investments, including $51 million invested in loans held by our FHLB-member subsidiary, $34 million of investments in residential securities, $21 million of investments in MSRs, and $4 million of commercial investments. Additionally, we deployed $53 million of capital to repurchase 4.0 million shares of Redwood common stock at an average price of $13.35 per share.

Ñ
We purchased $2.2 billion of residential loans during the fourth quarter of 2015, which contributed to total purchases of $10.5 billion for the full year of 2015. Fourth quarter sales of residential loans were $2.1 billion, which contributed to total sales of $9.3 billion for the full year of 2015. Total 2015 sales included $1.4 billion of loans securitized, $5.5 billion of loans sold to the GSEs, and $2.5 billion of jumbo loans sold to third parties.

Ñ
At December 31, 2015, our pipeline of residential loans identified for purchase was $1.1 billion and included $1.0 billion of jumbo loans and $0.2 billion of conforming loans, unadjusted for fallout expectations.

Ñ
Residential loans held for investment by our FHLB-member subsidiary increased by 32% during the fourth quarter of 2015, from $1.4 billion at September 30, 2015, to $1.8 billion at December 31, 2015. As of February 19, 2016, this subsidiary had increased its FHLB borrowings to $2 billion and we expect to increase loans held for investment by this subsidiary to $2.3 billion by the end of the first quarter of 2016. The weighted average maturity of these borrowings is approximately 9.5 years.

Ñ
We sold $130 million of residential securities during the fourth quarter of 2015, which generated realized gains on sale of $20 million, or $0.20 per share, and $123 million of capital for reinvestment after the repayment of associated debt.

Ñ	We originated $100 million of senior commercial loans during the fourth quarter of 2015, bringing senior loan originations to $618 million for the full year of 2015.

THE REDWOOD REVIEW I 4TH QUARTER 2015
11

Q U A R T E R L Y O V E R V I E W

GAAP Earnings
The following table sets forth the components of Redwood’s GAAP net income for the fourth and third quarters of 2015.

Consolidated Statements of Income
($ in millions, except per share data)
	Three Months Ended
	12/31/2015	9/30/2015

Interest income	$69	$63
Interest expense	(25)	(24)
Net interest income	44	40

Provision for loan losses	—	—
Non-interest income
Mortgage banking and investment activities, net	(4)	(13)
MSR income, net	3	4
Other income	1	—
Realized gains, net	20	6
Total non-interest income (loss), net	20	(3)

Operating expenses	(23)	(24)
Benefit from income taxes	—	7

Net income	$41	$19

Net income per diluted common share	$0.46	$0.22

Ñ
Net interest income was $44 million for the fourth quarter of 2015, an increase of $4 million from the third quarter of 2015. The improvement from the third quarter primarily reflects a $431 million increase of loans held for investment by our FHLB-member subsidiary, in addition to $2 million of yield maintenance received from the early payoff of two commercial mezzanine loans during the fourth quarter.

Ñ
Mortgage banking and investment activities, net, was negative $4 million for the fourth quarter of 2015, as compared to negative $13 million for the third quarter of 2015. The improvement was primarily due to lower volatility in benchmark interest rates during the fourth quarter, which reduced hedging expenses associated with certain residential securities. Based upon the accounting elections we apply, positive valuation changes for the derivatives hedging these securities was reflected in our fourth quarter GAAP income, with the majority of the corresponding reduction in value of the hedged securities recorded through the balance sheet.

THE REDWOOD REVIEW I 4TH QUARTER 2015
12

Q U A R T E R L Y O V E R V I E W

Ñ
In the fourth quarter of 2015, income from mortgage banking activities declined $1 million from the third quarter of 2015. Residential mortgage banking income improved by $1 million during the fourth quarter due to higher margins on jumbo loan sales. Income from commercial mortgage banking declined $2 million due to a combination of lower origination volume and lower margins in the fourth quarter.

Ñ
MSR income was $3 million for the fourth quarter of 2015, as compared to $4 million for the third quarter of 2015. Higher hedging expenses and spread widening on MSR investments during the fourth quarter reduced MSR investment returns below our normalized expectations.

Ñ
Operating expenses were $23 million for the fourth quarter of 2015, as compared to $24 million for the third quarter of 2015. The decline was primarily due to a decrease in compensation expense, as we adjusted our full year accrual to reflect the impact from underperformance by our mortgage banking businesses.

Ñ
We recorded a tax benefit of less than $1 million for the fourth quarter of 2015, as compared to a tax benefit of $7 million for the third quarter of 2015. Our tax results under GAAP have been driven by operating activities at our taxable REIT subsidiaries. The fourth quarter tax benefit was minimal, and reflects an improvement in overall earnings at our taxable subsidiaries for the fourth quarter. A reconciliation of GAAP and taxable income is set forth in Table 3 in the Financial Tables Appendix of this Review.

Ñ	Additional details on our earnings are included in the Analysis of GAAP Results by Business Segment portion of the Financial Insights section that follows.

THE REDWOOD REVIEW I 4TH QUARTER 2015
13

Q U A R T E R L Y O V E R V I E W

GAAP Book Value
Our GAAP book value at December 31, 2015, was $14.67 per share, as compared to $14.69 per share at September 30, 2015. The following table sets forth the changes in Redwood’s GAAP book value per share for the fourth and third quarters of 2015.

Changes in GAAP Book Value Per Share
($ in per share)
	Three Months Ended
	12/31/2015	9/30/2015

Beginning book value	$14.69	$14.96
Earnings	0.46	0.22
Changes in unrealized gains on securities, net:
Senior and subordinate securities	(0.26)	(0.13)
Mezzanine securities that are hedged	(0.04)	0.02
Total change in unrealized gains on securities, net	(0.30)	(0.11)
Dividends	(0.28)	(0.28)
Share repurchases	0.07	0.02
Changes in unrealized losses on derivatives hedging long-term debt	0.05	(0.15)
Other, net	(0.02)	0.03

Ending book value	$14.67	$14.69

Ñ
During the fourth quarter, our GAAP book value per share declined $0.02 to $14.67. Although earnings of $0.46 per share exceeded our fourth quarter dividend payment, $0.20 per share of these earnings were realized gains already recognized in our GAAP book value. In total, we sold $110 million of legacy residential securities during the fourth quarter of 2015, contributing to an overall reduction in unrealized gains of $0.34 per share.

Ñ
During the fourth quarter, we utilized our stock buyback authorization to repurchase approximately 4.0 million shares of common stock at an average price of $13.35 per share. These share repurchases increased book value by $0.07 per share for the fourth quarter of 2015.

Ñ
During the fourth quarter, an increase in the 30-year swap rate resulted in a $0.05 per share benefit to the changes in unrealized losses on derivatives used to hedge our long-term debt. The offsetting change in value of our long-term debt is not reflected in GAAP book value, as the debt is recorded at its amortized cost for financial reporting purposes.

THE REDWOOD REVIEW I 4TH QUARTER 2015
14

C A P I T A L, L I Q U I D I T Y, A N D I N V E S T M E N T S

The following section provides an overview of Redwood’s sources and uses of capital, including an analysis of capital allocated to Redwood’s investment portfolio and mortgage banking operations. This section also provides information on Redwood’s liquidity and earnings prospects for 2016. We welcome your feedback on this additional disclosure.
Summary of 2016 Financial Outlook
As stated in the Shareholder Letter, our expectation is to generate GAAP earnings between $1.20 - $1.50 per share for the full year of 2016, which includes $6 to $7 million, or $0.06 to $0.08 per share, of nonrecurring severance charges we expect to record predominately in the first quarter of 2016. Due to these nonrecurring charges and other factors that will impact our quarterly results in 2016, we are not breaking down our full year guidance by quarter.
There are various factors underlying our GAAP earnings expectations, including those noted below. Supplementing these factors is further analysis throughout this "Capital, Liquidity, and Investments" section.

Ñ
Net interest income from our investment portfolio was $155 million in 2015. We expect this amount to increase in 2016 as a result of increased capital deployment into residential loans held for investment and financed with FHLB debt by our FHLB-member subsidiary.

Ñ
The contribution from our MSR portfolio was $6 million in 2015, which included a loss of $4 million recorded in MSR income (loss), net, $12 million of positive valuation adjustments on hedges recorded in mortgage banking and investment activities in the first quarter of 2015, and $2 million of operating expenses. This income was below our normalized expectations of $12 million to $16 million given the size of our MSR portfolio during 2015. We expect the 2016 contribution from MSRs to be more consistent with our normalized expectations.

Ñ
Our residential mortgage banking segment generated $4 million of income in 2015. Based on the discontinuation of our conforming mortgage banking operations and the shift to predominately whole loan sale distribution for our jumbo loans, we expect to see growth in residential mortgage banking income in 2016.

Ñ
We announced in our third quarter 2015 earnings call that we expected to free up $175 million of capital invested through our 2011 resecuritization of senior residential securities. In the fourth quarter of 2015, the resecuritization entity was extinguished and we began selling the underlying securities. For 2016, we expect to sell the remaining $67 million of securities from this resecuritization and generate gain on sale income that will supplement our ordinary course sale activity.

Ñ
We expect our 2016 operating expenses to be lower than the $97 million of expenses for 2015, and reflect the benefit from the $30 million estimated reduction in run rate expenses from the recent restructuring of our mortgage banking operations. Full year 2016 operating expenses will include $6 to $7 million of non-recurring severance charges relating to the restructuring, and variable compensation commensurate with the earnings range provided above.

Ñ	We do not anticipate a material tax provision or benefit for 2016.

THE REDWOOD REVIEW I 4TH QUARTER 2015
15

C A P I T A L, L I Q U I D I T Y, A N D I N V E S T M E N T S

As with all forward-looking statements, we would be remiss if we didn’t remind you that our forward-looking statements relating to our 2016 financial outlook are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors” and other risks, uncertainties, and factors that could cause actual results to differ materially from those described above, including those described below and in the “Cautionary Statement” at the beginning of this Redwood Review.  Although we anticipate updating our 2016 financial outlook each quarter in 2016, as a general matter we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
Important factors, among others, that may affect our actual results in 2016 include: interest rate volatility, changes in credit spreads, and changes in liquidity in the market for real estate securities and loans; changes in the demand from investors for residential mortgages and investments, and our ability to distribute an increased volume of residential mortgages through our whole-loan distribution channel; our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt; the availability of assets for purchase at attractive risk-adjusted returns and our ability to reinvest the proceeds from the potential sale of securities and investments we hold; changes in the values of assets we own; higher than expected operating expenses due to delays or decreases in the realization of expected operating expense reductions related to the repositioning of our conforming mortgage banking activities and commercial loan origination activities, and other unforeseen expenses.
Capital and Liquidity
Capital Position
We use a combination of corporate long-term debt and equity (which we collectively refer to as “capital”) to fund our businesses. We also utilize various forms of collateralized short-term and long-term debt to finance certain investments and to warehouse our inventory of certain residential and commercial loans held-for-sale. We do not consider this collateralized debt as "capital" and, therefore, it is not included in the table below.

THE REDWOOD REVIEW I 4TH QUARTER 2015
16

C A P I T A L, L I Q U I D I T Y, A N D I N V E S T M E N T S

Capital Position by Maturity
December 31, 2015
($ in millions)
	Less than 1 Year	1 to 3 Years	3 to 5 Years	Greater than 9 Years	Total

Debt capital
Convertible debt	$—	$288	$—	$—	$288
Exchangeable debt	—	—	205	—	205
TruPS debt	—	—	—	140	140
Total debt capital	—	288	205	140	633

Equity capital					1,146
Total capital	$—	$288	$205	$140	$1,778

Ñ	Our total capital position was $1.8 billion at December 31, 2015, and included $1.1 billion of equity capital and $0.6 billion of long-term debt.

Ñ
During 2015, we paid $95 million (or $1.12 per share) in dividends, and $38 million (or $0.45 per share) of interest expense on our convertible/exchangeable debt and trust-preferred securities. We currently anticipate paying similar amounts of interest and dividends on our capital for 2016.

THE REDWOOD REVIEW I 4TH QUARTER 2015
17

C A P I T A L, L I Q U I D I T Y, A N D I N V E S T M E N T S

Allocation of Capital and Return Profile

Allocation of Capital and Return Profile
By Investment Type
December 31, 2015
($ in millions)
	GAAP Fair Value	Collateralized Debt	Allocated Capital	% of Total Capital	2015 Return (1)	2016 Target Return(1)

Investments
Residential loans/FHLB stock	$1,826	$(1,481)	$345	19%	16%	12%-16%
Residential securities	1,028	(516)	512	29%	10%	10%-12%
Commercial investments	377	(179)	198	11%	11%	10%-12%
Mortgage servicing rights	192	—	192	11%	4%	7%-9%
Other assets/(other liabilities)	95	(36)	59	3%	—%	—%
Available capital			172	10%	—%	N/A
Total investments	$3,518	$(2,212)	$1,478	83%	9%	10%-12%

Mortgage banking
Residential - Jumbo			$150	8%	7%	10%-20%
Residential - Conforming			50	3%	(22)%	N/A
Commercial			100	6%	(3)%	N/A
Total mortgage banking			$300	17%	(1)%	N/A

Total			$1,778	100%

(1)
Includes net interest income, change in market value and associated hedges that flow through GAAP earnings, direct operating expenses, and other income. It excludes realized and unrealized gains and losses on our securities portfolio, corporate operating expenses, and taxes.

Ñ
Of our total capital of $1.8 billion at December 31, 2015, $1.5 billion (or 83%) was allocated to our investments with the remaining $0.3 billion (or 17%) allocated toward our mortgage-banking activities.

Ñ
During the first quarter of 2016, we announced the discontinuation of residential conforming mortgage banking activities and commercial loan origination activities. After giving effect to these changes, we expect that approximately 95% of our total capital will be allocated to investments, with the remainder allocated to mortgage banking activities.

Ñ
Included in our capital allocation is available capital, which represents a combination of capital available for investment and risk capital we held for liquidity management purposes. After taking into account the discontinuation of conforming mortgage banking activities, the discontinuation of commercial loan origination activities, and investments to date in the first quarter of 2016, we estimate that our capital available for investments to be in excess of $200 million at February 19, 2016, up from $172 million at December 31, 2015.

THE REDWOOD REVIEW I 4TH QUARTER 2015
18

C A P I T A L, L I Q U I D I T Y, A N D I N V E S T M E N T S

Analysis of Collateralized Debt and Leverage

Analysis of Collateralized Debt
December 31, 2015
($ in millions)
Type of debt	Less than 1 Year	1 to 8 Years	Greater than 9 Years	Total

Investments
Securities repurchase debt	$516	$—	$—	$516
Commercial investments debt(1)	179	—	—	179
Other liabilities	36	—	—	36
FHLB debt(2)	138	—	1,343	1,481
Total investments	$869	$—	$1,343	$2,212

Residential mortgage banking
Residential loan warehouse debt	$950	$—	$—	$950
Sequoia repurchase debt	178	—	—	178
Other debt	20	—	—	20
Total mortgage banking	$1,148	$—	$—	$1,148

Total	$2,017	$—	$1,343	$3,360

(1)	Includes $116 million of non-recourse collateralized debt.

(2)	During the first quarter of 2016, our FHLB-member subsidiary increased FHLB debt to $2 billion with a weighted average maturity of approximately 9.5 years.

Ñ
Our debt-to-equity leverage ratio was 3.4x our reported book value at December 31, 2015. This ratio includes our $633 million of corporate debt capital and $3.3 billion of the $3.4 billion of total collateralized debt. We exclude $116 million of commercial collateralized debt from our leverage calculation, as it is non-recourse to Redwood.

Ñ
At December 31, 2015, our leverage also included $1.1 billion of short-term debt associated with our residential mortgage banking operations, which consists of loan warehouse and securities repurchase facilities we use to finance our inventory of residential loans and Sequoia triple-A rated securities that we intend to sell to third parties in the near-term. As of February 19, 2016 the repurchase debt associated with the Sequoia triple-A rated securities had declined to $47 million, as a result of the sale of $146 million of these securities to third parties.

Ñ	At December 31, 2015, our leverage also included $1.5 billion of FHLB debt with a weighted average maturity of 9 years.

THE REDWOOD REVIEW I 4TH QUARTER 2015
19

C A P I T A L, L I Q U I D I T Y, A N D I N V E S T M E N T S

Analysis of Investments and Mortgage Banking Activities
Analysis of Residential Investments
Our residential investments portfolio represented 72% of our total capital at December 31, 2015. This portfolio provided the majority of our income during 2015. Overall, this portfolio generated approximately $180 million of cash flow during 2015, which more than covered quarterly dividend payments on our common stock, interest on corporate debt, and corporate operating expenses.
Residential Loans/FHLB Stock

Ñ
At December 31, 2015, our investments in residential loans included $1.8 billion of jumbo residential loans financed with FHLB debt by our FHLB-member subsidiary. In connection with these borrowings, our FHLB-member subsidiary is required to hold $34 million of FHLB stock. These investments generated GAAP yields (after applicable hedging costs) of 16% for 2015. There were no serious delinquencies on any loans financed with FHLB debt at December 31, 2015.

Ñ
We expect our FHLB-member subsidiary to increase its investment in residential loans to $2.3 billion by the end of the first quarter of 2016, financed by $2.0 billion of FHLB debt. Currently, the weighted average maturity of this FHLB debt is approximately 9.5 years with a weighted average cost, at February 19, 2016, of 0.59% per annum. Residential loans held by our FHLB-member subsidiary are pledged as collateral for this FHLB debt.

Ñ
Under the final rule published by the Federal Housing Finance Agency in January 2016, our captive insurance subsidiary will remain an FHLB member through the five-year transition period for captive insurers. Our FHLB member subsidiary’s existing $2.0 billion of advances, which mature beyond this transition period, are permitted to remain outstanding until their stated maturity. As residential loans pledged as collateral for these advances pay down, we are permitted to pledge additional loans or other eligible assets to collateralize these advances.

Ñ
For 2016, we expect an increase in net interest income from residential loans held for investment, resulting from increased capital invested in a higher average balance of loans held by our FHLB-member subsidiary and financed with FHLB debt. For 2016, we are currently targeting GAAP yields of 12-16% on approximately $350 million of capital allocated to this portfolio. This target return includes hedging costs and related expenses.

THE REDWOOD REVIEW I 4TH QUARTER 2015
20

C A P I T A L, L I Q U I D I T Y, A N D I N V E S T M E N T S

Residential Securities

Ñ
Our holdings of residential securities are financed with a combination of capital and collateralized debt in the form of repurchase (or “repo”) financing. The following tables present the fair value of our residential securities by segment that are financed and not financed with collateralized debt.

Residential Securities
December 31, 2015
($ in millions)
	Financed with Collateralized Debt	Not Financed with Collateralized Debt	Total	% Financed with Collateralized Debt

Residential investments
Subordinate	$4	$175	$179	2%
Re-REMIC	75	90	165	45%
Mezzanine	315	33	348	91%
Legacy senior	236	100	336	70%

Total residential investments	630	398	1,028	61%

Residential mortgage banking
Sequoia Triple-A Securities	197	—	197	100%

Total	$827	$398	$1,225	68%

Residential Securities Financed with Collateralized Debt
December 31, 2015
($ in millions, except weighted average price)
	Residential Securities	Collateralized Debt	Allocated Capital	Weighted Average Price(1)	Financing Haircut(2)

Residential investments
Subordinate	$4	$(4)	$—	90	14%
Re-REMIC	75	(46)	29	88	38%
Mezzanine	315	(263)	52	97	17%
Legacy senior	236	(203)	33	94	14%

Total residential investments	630	(516)	114	95	18%

Residential mortgage banking
Sequoia Triple-A securities	197	(178)	19	101	10%

Total	$827	$(694)	$133	96	16%

(1)	GAAP fair value per $100 of principal.

(2)	Allocated capital divided by GAAP fair value.

THE REDWOOD REVIEW I 4TH QUARTER 2015
21

C A P I T A L, L I Q U I D I T Y, A N D I N V E S T M E N T S

Ñ
At December 31, 2015, the securities we financed through repurchase facilities had no material credit issues. In addition to the allocated capital listed in the table above that directly supports our repurchase facilities (i.e., “the haircut”), we continue to hold a designated amount of supplemental risk capital available for potential margin calls or future obligations relating to these facilities.

Ñ
As of December 31, 2015, the weighted average GAAP fair value of our financed securities was 96% of their aggregate principal balance. All financed securities received external market price indications as of December 31, 2015 and were, in aggregate, valued for GAAP financial reporting purposes within 1% of the external market price indications. Between December 31, 2015 and February 19, 2016, our financing terms remained consistent for these securities and our utilization of repurchase financing declined to $578 million. As discussed in the Shareholder Letter, we intend to further reduce this financing to below $300 million in the next few months through the sale of securities and by using available cash, rather than repurchase financing, to fund certain investments.

Ñ
The majority of the $236 million of legacy senior securities and $75 million Re-REMIC securities noted in the table above are supported by seasoned residential loans originated prior to 2008. The credit performance of these investments continues to exceed our original investment expectations.

Ñ
The $319 million of mezzanine and subordinate securities financed through repurchase facilities at December 31, 2015, carry investment grade credit ratings and are supported by residential loans originated between 2010 and 2015. The loans underlying these securities have experienced minimal delinquencies to date.

Ñ
Included in our repurchase financing at December 31, 2015, was $178 million used to finance triple-A rated RMBS retained from our fourth quarter Sequoia securitization and that we hold in our residential mortgage banking segment. As of February 19, 2016 the repurchase financing associated with the Sequoia triple-A rated securities had declined to $47 million, as a result of the sale of $149 million of these securities to third parties. We expect to sell the remainder of these triple-A rated Sequoia securities over the near-term.

THE REDWOOD REVIEW I 4TH QUARTER 2015
22

C A P I T A L, L I Q U I D I T Y, A N D I N V E S T M E N T S

Mortgage Servicing Rights
At December 31, 2015 we had $192 million, or 11%, of our total capital invested in MSRs. This portfolio includes conforming MSRs retained from loans sold to Fannie Mae and Freddie Mac, conforming MSRs acquired through co-issue relationships with third-party originators, and jumbo MSRs retained from loans transferred to Sequoia securitizations we completed over the past several years. The following table provides information on our MSR portfolio at December 31, 2015.

MSR Portfolio Composition
December 31, 2015
($ in millions, except GAAP price and cost per loan to service)
	Conforming	Jumbo	Total

Principal(1)	$12,560	$5,706	$18,266
Fair value of MSRs	$134	$58	$192
Price(2)	$1.07	$1.02	$1.05
Implied multiple(3)	4.2X	4.1X	4.2X
GWAC(4)	3.86%	3.99%	3.90%

Key assumptions in determining fair value
Discount rate	9%	11%	9%
Cost per loan to service	$82	$72	$79
Constant prepayment rate (CPR) of associated loans	9%	11%	10%

(1)	Represents principal balance of residential loans associated with MSRs in our portfolio.

(2)	Fair value per $100 of principal.

(3)	Price divided by annual base servicing fee of 25 basis points.

(4)	Gross weighted average coupon of associated residential loans.

THE REDWOOD REVIEW I 4TH QUARTER 2015
23

C A P I T A L, L I Q U I D I T Y, A N D I N V E S T M E N T S

The following table provides information on the components of MSR income in 2015.

Components of MSR Income
Year Ended December 31, 2015
($ in millions)

Net servicing fee income	$34
Change in value from the realization expected cashflows	(19)
MSR provision for repurchases	(1)
MSR income before effect of assumption changes	14

Net effect of changes in assumptions and interest rates
Changes in MSR assumptions (1)	(5)
Changes of associated derivatives (2)	(1)
Total net effect of changes in assumptions and interest rates	(6)

Mortgage servicing rights income, net	8

Operating expenses	(2)
Contribution from MSRs	$6

Average balance of MSRs in 2015	$155
MSR Return	4%

(1)	Primarily reflects changes in prepayment assumptions on our MSRs due to changes in market interest rates.

(2)
Includes a $13 million loss associated with derivatives recorded in MSR income on our consolidated income statement and $12 million of income on a hedges allocated in the first quarter of 2015 that were recorded in residential mortgage banking and investment activities, net.

Ñ
Interest rate volatility during the early part of 2015 increased derivative expenses and reduced earnings in 2015 from our investment in MSRs below our normalized expectations. For 2016, we expect this investment to generate a full year contribution of $12 to $16 million, net of operating expenses and to achieve 7-9% returns.

Ñ
Over the past few quarters, our jumbo mortgage banking business has not created significant investments in MSRs due to most loans being sold in whole loan form without our retaining the servicing rights. In 2016, new investments in MSRs are expected to be created primarily through co-issue relationships with conforming originators who sell the associated residential loans directly to the GSEs.

THE REDWOOD REVIEW I 4TH QUARTER 2015
24

C A P I T A L, L I Q U I D I T Y, A N D I N V E S T M E N T S

Analysis of Residential Mortgage Banking
Our residential mortgage banking business includes all activities associated with the sourcing and distribution of residential loans as summarized below.

Residential Mortgage Banking
2015 Pre-tax Return Summary
($ in millions)
	Jumbo	Conforming	Total

Allocated capital	$150	$50	$200

Net interest income	29	6	35
Mortgage banking activities, net	2	6	8
Operating expenses	(20)	(23)	(43)
Pre-tax contribution	$11	$(11)	$—

Return metrics
Return on capital	7.4%	(21.7)%	0.1%
Loan sale margins (in basis points)(1)	59	24	42
Pre-tax net margin (in basis points)	21	(22)	—

(1)	Defined as net interest income plus mortgage banking activities, net divided by loan purchase commitments.

Residential Mortgage Banking
2015 Activity Summary
($ in millions)
	Jumbo	Conforming	Total

Loans purchased	$5,140	$5,335	$10,475

Loan distributions
Sales	$2,462	$5,454	$7,916
Securitizations	1,400	—	1,400
Loans held for investment by our FHLB-member subsidiary	1,310	—	1,310
Total distributions	$5,172	$5,454	$10,626

Investments created
Sequoia securities/GSE riskshare arrangements	$14	$11	$25
MSRs(1)	9	56	65
Net investment in loans held by FHLB-member subsidiary	214	—	214
Total investments created	$237	$67	$304

(1)	Excludes $31 million of investments in conforming MSRs created through our co-issue relationships.

THE REDWOOD REVIEW I 4TH QUARTER 2015
25

C A P I T A L, L I Q U I D I T Y, A N D I N V E S T M E N T S

Ñ
During the first half of 2015, our jumbo mortgage banking operations were adversely affected by high interest rate volatility, and dislocation in the jumbo securitization market. In the second half of 2015, we repositioned our distribution of jumbo loans towards whole loan sales and retaining loans for investment financed with FHLB debt, which increased both margins and income relative to the first half of 2015. We expect to continue to distribute the majority of our jumbo loans through our whole loan sale network in 2016.

Ñ
As a result of the discontinuation of our conforming loan mortgage banking activities, we have reduced our capital allocation to our residential mortgage banking business to $150 million in the first quarter of 2016 from $200 million at December 31, 2015.

Ñ
At December 31, 2015, we had $950 million of warehouse debt outstanding to fund residential mortgages held-for-sale. In aggregate, we used our warehouse facilities to fund the acquisition and sale of over $10 billion of residential loans during 2015. Our warehouse capacity, at December 31, 2015, totaled $1.4 billion with five separate counterparties, which should continue to provide sufficient liquidity to fund our residential mortgage banking operations in 2016.

Analysis of Commercial Mortgage Banking and Investments

Ñ
At December 31, 2015, we had commercial investments with a fair value of $377 million (including $63 million of secured borrowings associated with our A-notes) that were financed with $116 million of non-recourse debt and $61 million of short-term warehouse debt. In aggregate, this portfolio generated a return of 11% in 2015, and we currently anticipate similar returns for 2016. At December 31, 2015, the weighted average life of these loans was approximately five years.

Ñ	In February 2016, we discontinued our commercial loan origination operations, freeing up $100 million of capital going forward.

THE REDWOOD REVIEW I 4TH QUARTER 2015
26

C A P I T A L, L I Q U I D I T Y, A N D I N V E S T M E N T S

Analysis of Operating Expenses
Below is a summary of our operating expenses for 2015 by investment portfolio, mortgage banking, and corporate.

2015 Operating Expenses
Year Ended December 31, 2015
($ in millions)

Investment portfolio expenses
Residential investment expenses	$4
Commercial investment expenses	3
Total investment portfolio expenses	7

Mortgage banking expenses
Residential Mortgage Banking Expenses - Jumbo	20
Residential Mortgage Banking Expenses - Conforming	23
Commercial Mortgage Banking Expenses	8
Total mortgage banking expenses	51

Corporate operating expenses	39

Total operating expenses	$97

Ñ
Full year operating expenses of $97 million for 2015 included $30 million of expenses associated with conforming and commercial mortgage banking. As a result of the changes we made to our operations in the first quarter of 2016, we expect these mortgage banking expenses will be eliminated from our expense structure going forward, excluding the impact of one-time charges of approximately $6 to $7 million related to restructuring.

Ñ
Our investment portfolio expenses of $7 million support the management of 83% of our $1.8 billion of our total capital. We do not expect that the increased capital allocation to our investment portfolio in 2016 to 92% of total capital will materially increase these expenses for 2016.

Ñ
Our corporate operating expenses of $39 million include all expenses related to executive oversight, public company costs and corporate overhead. Excluding any charges related to our first quarter of 2016 restructuring or any changes to variable compensation due to company performance, we do not anticipate these expenses to be materially different for 2016.

THE REDWOOD REVIEW I 4TH QUARTER 2015
27

F I N A N C I A L I N S I G H T S

GAAP Results by Business Segment
We report on our business using three distinct segments: Residential Mortgage Banking, Residential Investments, and Commercial Mortgage Banking and Investments. The Redwood's Business Overview section located in the Appendix of this Redwood Review includes full descriptions of these segments and how they fit into Redwood's business model, as well as a discussion of changes that occurred subsequent to December 31, 2015. The following table presents the results from each of these segments reconciled to our GAAP net income for the fourth and third quarters of 2015.

Segment Results Summary (1)
($ in millions)
	Three Months Ended
	12/31/2015	9/30/2015

Segment contribution from:
Residential mortgage banking	$—	$—
Residential investments	49	30
Commercial mortgage banking and investments	8	5
Corporate/Other	(15)	(16)

Net income	$41	$19

(1)	See Table 2 of the Financial Tables section of the Appendix to this Redwood Review for a more comprehensive presentation of our segment results.
Residential Mortgage Banking
The following table presents the results of our Residential Mortgage Banking segment for the fourth and third quarters of 2015.

Segment Results - Residential Mortgage Banking
($ in millions)
	Three Months Ended
	12/31/2015	9/30/2015

Net interest income	$9	$8

Non-interest income
Mortgage banking activities, net	1	—
Total non-interest income	1	—

Direct operating expenses	(10)	(11)
Tax benefit	1	3

Segment contribution	$—	$—

THE REDWOOD REVIEW I 4TH QUARTER 2015
28

F I N A N C I A L I N S I G H T S

Ñ
Our results for the fourth quarter from this segment increased slightly from the third quarter of 2015, primarily due to higher jumbo loan sale margins. This increase was partially offset by a lower tax benefit of $1 million that primarily resulted from higher pre-tax income during the fourth quarter.

Ñ
Loan purchase commitments (LPCs), adjusted for fallout expectations, were $1.9 billion for the fourth quarter, compared with $2.7 billion in the third quarter of 2015, and included $1.1 billion of jumbo loans and $0.8 billion of conforming loans. For the full year of 2015, LPCs were $10.2 billion, and included $5.2 billion of jumbo loans and $5.0 billion of conforming loans.

Ñ
We sold $2.1 billion of residential loans during the fourth quarter, including $0.5 billion of jumbo loans to third parties, and $1.2 billion of conforming loans to the GSEs. These conforming loan sales included $1.0 billion of loans that were sold under the risk-sharing arrangements previously established with both GSEs. We also completed one Sequoia securitization during the fourth quarter totaling $341 million (SEMT 2015-4).

Ñ
Our jumbo loan sale margins, which we define as net interest income and income from mortgage banking activities divided by LPCs, improved during the fourth quarter, and were 59 basis points for the full year of 2015, above the higher end of our long-term target range of 25-50 basis points. After direct operating expenses and taxes, segment contribution from jumbo loans was $3 million for the fourth quarter of 2015 and $12 million for the full year of 2015.

Ñ
Conforming loan sale margins were 24 basis points for the full year of 2015. After direct operating expenses and taxes, segment contribution from conforming loans was negative $2 million for the fourth quarter of 2015 and negative $7 million for the full year of 2015. As discussed in the Shareholder Letter, we have discontinued the acquisition and aggregation of conforming loans for resale to Fannie Mae and Freddie Mac, reducing the potential downside risk to earnings from this business.

Ñ
Direct operating expenses in the fourth quarter decreased $1 million from the third quarter of 2015. These expenses primarily include costs associated with the purchase, underwriting and sale of residential loans.

Ñ
At December 31, 2015, we had 330 loan sellers, up from 266 at the end of the third quarter of 2015. This included the addition of 48 MPF Direct sellers from various FHLB districts. Our loan sellers at December 31, 2015 included 21 sellers that exclusively sold us conforming loans.

THE REDWOOD REVIEW I 4TH QUARTER 2015
29

F I N A N C I A L I N S I G H T S

Ñ
Our residential mortgage banking operations created $82 million of investments for our investment portfolio during the fourth quarter of 2015, and $334 million for the full year 2015. Our full year investments included $67 million of investments created from our conforming loan conduit. Going forward, we anticipate sourcing similar investments from our MSR co-issue counterparties, as well as adding additional third party investments.

Residential Investments
The following table presents the results of our Residential Investments segment for the fourth and third quarters of 2015.

Segment Results - Residential Investments
($ in millions)
	Three Months Ended
	12/31/2015	9/30/2015

Net interest income
Residential securities	$20	$21
Residential loans	14	11
Total net interest income	34	31

Non-interest income
Investment activities, net	(5)	(14)
MSR income, net	3	4
Other income	1	—
Realized gains, net	20	6
Total non-interest income (loss), net	18	(4)

Direct operating expenses	(1)	(1)
Tax benefit (provision)	(3)	4

Segment contribution	$49	$30

Ñ
For the fourth quarter, the contribution from this segment increased from the third quarter of 2015, primarily due to growth in net interest income from our residential loans and higher realized gains on security sales.

Ñ
Net interest income in the fourth quarter of 2015 increased from the third quarter of 2015, as net interest income from loans held by our FHLB-member subsidiary increased and was partially offset by a decline in net interest income from our securities portfolio, as sales of lower yielding securities and principal paydowns outpaced new security investments during the fourth quarter.

THE REDWOOD REVIEW I 4TH QUARTER 2015
30

F I N A N C I A L I N S I G H T S

The following table presents the components of MSR income, net for the fourth and third quarters of 2015.

Components of MSR Income, net
($ in millions)
	Three Months Ended
	12/31/2015	9/30/2015

Net fee income	$9	$9
Changes in fair value of MSRs due to:
Change in basis (1)	(5)	(5)
Change in interest rates (2)	13	(24)
Associated derivatives	(14)	24

MSR income, net	$3	$4

(1)	Primarily represents changes due to the receipt of expected cash flows during the quarter.

(2)	Primarily reflects changes in prepayment assumptions due to changes in benchmark interest rates.

Ñ
In the fourth quarter of 2015, MSR income, net decreased from the third quarter of 2015 due to slightly higher hedging costs. Overall MSR investment returns for the fourth quarter were below our normalized expectations.

The following table details our capital invested in Residential Investments for the fourth and third quarters of 2015.

Quarterly Residential Investment Activity
($ in millions)
	Three Months Ended
	12/31/2015	9/30/2015

Sequoia RMBS	$3	$—
Third-party RMBS	105	11
Less: Short-term debt/Other liabilities	(75)	(8)
Total RMBS, net	34	3

Loans, net – FHLBC (1)	51	44
MSR investments	21	23
GSE risk sharing transactions	6	5

Capital invested	$112	$74

(1)	Includes loans transferred to our FHLB-member subsidiary and FHLBC stock acquired, less secured borrowings.

THE REDWOOD REVIEW I 4TH QUARTER 2015
31

F I N A N C I A L I N S I G H T S

Ñ
During the fourth quarter, we invested $112 million of capital into new residential investments, including $34 million into securities, $21 million into MSR investments, $6 million into GSE risk sharing transactions, and $51 million into residential loans held-for-investment by our FHLB-member subsidiary.

Ñ
During the fourth quarter, we sold $130 million of securities, including $107 million of senior securities, $19 million of Sequoia subordinate securities, $3 million of third-party subordinate securities, and $1 million of Re-REMIC securities, for which we realized gains on sales of $20 million. After the repayment of the associated short-term debt, these security sales provided $123 million of capital for reinvestment. A portion of the proceeds from these security sales was used to fund our investments in residential loans, which we expect in aggregate to generate higher returns on capital than the securities we sold.

Ñ
As of December 31, 2015, we had $3.1 billion of investments in our Residential Investments segment, including $1.0 billion of securities, $1.8 billion of residential loans held-for-investment, and $192 million of MSR investments.

The following table presents the components of investment activities, net in our Residential Investments segment for the fourth and third quarters of 2015.

Components of Investment Activities, net
($ in millions)
	Three Months Ended
	12/31/2015	9/30/2015

Market valuation changes on:
Real estate securities	$—	$(9)
Residential loans held-for-investment	(12)	9
Other investments	—	(1)
Derivatives and hedging allocation	7	(13)

Total investment activities, net	$(5)	$(14)

THE REDWOOD REVIEW I 4TH QUARTER 2015
32

F I N A N C I A L I N S I G H T S

Commercial Mortgage Banking and Investments
The following table presents the results of our Commercial Mortgage Banking and Investments segment for the fourth and third quarters of 2015.

Segment Results - Commercial Mortgage Banking and Investments
($ in millions)
	Three Months Ended
	12/31/2015	9/30/2015

Net interest income
Mezzanine loans	$9	$7
Senior loans	—	1
Total net interest income	9	8

Provision for loan losses	—	—
Non-interest income
Mortgage banking activities, net	(1)	1
Total non-interest income	(1)	1

Operating expenses	(2)	(3)
Tax provision	1	—

Segment contribution	$8	$5

Ñ	For the fourth quarter of 2015, net interest income from mezzanine loans benefited from $2 million of non-recurring yield maintenance fees received from the payoff of two loans.

Ñ
Total senior loan originations were $100 million for the fourth quarter of 2015, and loan sale margins, which we define as net interest income and income from mortgage banking activities, net, divided by loan originations, were negative 17 basis points. This compared with $168 million of senior loan originations for the third quarter of 2015 that generated loan sale margins of 100 basis points.

Ñ
At December 31, 2015, we had $300 million of commercial mezzanine and subordinate loans held-for-investment (excluding A-notes) with a weighted average yield of approximately 10% and a weighted average maturity of approximately five years. The credit quality of our mezzanine loan portfolio remains strong and we do not currently anticipate any material credit issues on maturing loans.

THE REDWOOD REVIEW I 4TH QUARTER 2015
33

F I N A N C I A L I N S I G H T S

Balance Sheet
The following table presents our consolidated balance sheets at December 31, 2015 and September 30, 2015.

Consolidated Balance Sheets (1)
($ in millions)
	12/31/2015	9/30/2015

Residential loans	$3,929	$4,037
Real estate securities	1,233	1,085
Commercial loans	403	468
Mortgage servicing rights	192	163
Cash and cash equivalents	220	235
Total earning assets	5,977	5,988

Other assets	254	281
Total assets	$6,231	$6,269

Short-term debt
Mortgage loan warehouse debt (2)	$1,161	$1,397
Security repurchase facilities	694	475
Other liabilities	142	189
Asset-backed securities issued	1,050	1,179
Long-term debt	2,038	1,822
Total liabilities	5,085	5,062

Stockholders’ equity	1,146	1,207

Total liabilities and equity	$6,231	$6,269

(1)
Our consolidated balance sheets include assets of consolidated variable interest entities (“VIEs”) that can only be used to settle obligations of these VIEs and liabilities of consolidated VIEs for which creditors do not have recourse to the primary beneficiary (Redwood Trust, Inc.). At December 31, 2015 and September 30, 2015, assets of consolidated VIEs totaled $1,196 and $1,539, respectively, and liabilities of consolidated VIEs totaled $1,051 and $1,180, respectively. See Table 8 in the Financial Tables section of the Appendix to this Redwood Review for additional detail on consolidated VIEs.

(2)	Includes $138 of short-term borrowings from the FHLBC by our FHLB-member subsidiary, secured by residential loans held-for-investment.

THE REDWOOD REVIEW I 4TH QUARTER 2015
34

F I N A N C I A L I N S I G H T S

Residential Loans
The following table presents residential loan activity during the fourth and third quarters of 2015.

Residential Loans
($ in millions)
	Conforming Held-for-Sale	Jumbo Held-for- Sale	Jumbo Held-for-Investment	Consolidated Sequoia Entities	Total

Fair value at June 30, 2015	$248	$642	$1,157	$1,237	$3,286
Acquisitions	1,422	1,565	—	—	2,987
Sales	(1,438)	(695)	—	—	(2,133)
Transfers between portfolios (1)	—	(233)	233	—	—
Principal payments	(1)	(17)	(40)	(66)	(123)
Change in fair value, net	5	6	9	—	20
Other, net	—	—	—	(1)	(1)
Fair value at September 30, 2015	$236	$1,270	$1,360	$1,170	$4,037
Acquisitions	1,108	1,055	—	—	2,164
Sales	(1,213)	(889)	—	—	(2,102)
Transfers between portfolios (1)	—	(413)	504	(92)	—
Principal payments	(1)	(32)	(62)	(58)	(153)
Change in fair value, net	(1)	(5)	(12)	3	(15)
Other, net	—	—	—	(2)	(2)

Fair value at December 31, 2015	$130	$986	$1,791	$1,022	$3,929

(1)	Represents net transfers of loans to our Residential Investments segment from our Residential Mortgage Banking segment.

Our $3.9 billion of residential loans are comprised of jumbo and conforming loans held-for-sale through our Residential Mortgage Banking segment, loans held-for-investment in our Residential Investments segment and loans at consolidated Sequoia entities.

Residential Loans Held-for-Sale
In the fourth quarter of 2015, sales of jumbo loans included $549 million of whole loan sales and $341 million sold through a Sequoia securitization, as compared to $695 million of whole loan sales in the third quarter of 2015.
At December 31, 2015, we had short-term residential mortgage warehouse debt outstanding of $950 million, which was secured by $1.1 billion of residential mortgage loans held-for-sale.

THE REDWOOD REVIEW I 4TH QUARTER 2015
35

F I N A N C I A L I N S I G H T S

Residential Jumbo Loans Held-for-Investment
During the fourth quarter of 2015, we had net transfers of $413 million of loans from our Residential Mortgage Banking segment to our Residential Investments segment, where the loans are classified as held-for-investment. At December 31, 2015, nearly all of our held-for-investment jumbo loans were held by our FHLB-member subsidiary and were financed on a secured basis with the FHLBC.

At December 31, 2015, our $1.8 billion of held-for-investment loans included 97% of prime fixed-rate loans primarily originated in 2015 and 2014, with a weighted average coupon of 4.07%, and the remainder were hybrid and ARM loans with a weighted average coupon of 3.55%. Combined, these loans had a weighted average original LTV of 65% and FICO score of 772. At December 31, 2015, none of these loans was 90-or-more days delinquent.

At December 31, 2015, our FHLB-member subsidiary had $1.5 billion of total borrowings outstanding under its FHLBC borrowing agreement. The long-term portion of these borrowings had a weighted average interest rate of 0.46% per annum and a weighted average maturity of nine years. Advances under this agreement are charged interest based on a specified margin over the FHLBC’s 13-week discount note rate, which resets every 13 weeks. At December 31, 2015, these advances were secured by residential mortgage loans with a fair value of $1.7 billion.

Consolidated Sequoia Investments
For financial reporting purposes, we are required under GAAP to consolidate the assets and liabilities of certain Sequoia securitization entities we sponsored prior to 2012. We measure both the financial assets and liabilities (ABS issued) of these Sequoia entities at fair value. At December 31, 2015, the fair value of our investments in these entities (represented by retained RMBS) totaled $31 million. See Table 8 in the Financial Tables section of the Appendix to this Redwood Review for additional detail on the assets and liabilities of consolidated Sequoia entities.

Our consolidated Sequoia entities generated $2 million of net interest income for both the fourth and third quarters of 2015.

THE REDWOOD REVIEW I 4TH QUARTER 2015
36

F I N A N C I A L I N S I G H T S

Real Estate Securities
Our real estate securities are primarily comprised of investments in residential mortgage-backed securities. The following table presents the change in fair value of real estate securities during the fourth and third quarters of 2015.

Real Estate Securities
($ in millions)
	Three Months Ended
	12/31/15	9/30/2015

Beginning fair value	$1,085	$1,158
Acquisitions
Sequoia securities (1)	204	—
Third-party securities	113	9
Sales
Sequoia securities	(21)	(8)
Third-party securities	(110)	(29)
Gain on sales/calls, net	20	6
Effect of principal payments	(33)	(30)
Change in unrealized gains, net	(26)	(20)

Ending fair value	$1,233	$1,085

(1)	Sequoia securities represent interests we have retained in Sequoia securitizations we sponsored and that were not consolidated for GAAP purposes.

We directly finance our holdings of residential securities through secured short-term debt. At December 31, 2015, we had short-term debt incurred through securities repurchase facilities of $694 million, which was secured by $827 million of real estate securities, including $433 million of senior securities, $75 million of Re-REMIC securities, $315 million of mezzanine securities and $4 million of subordinate securities. During the fourth quarter of 2015, average short-term debt secured by securities was $569 million.

THE REDWOOD REVIEW I 4TH QUARTER 2015
37

F I N A N C I A L I N S I G H T S

The following table presents the fair value of our residential real estate securities at December 31, 2015. We categorize our Sequoia and third-party securities by portfolio vintage (the year the securities were issued), priority of cash flow (senior, Re-REMIC, and subordinate) and the underwriting characteristics of the underlying loans (prime and non-prime).

Real Estate Securities - Vintage and Category
December 31, 2015
($ in millions)
	Sequoia Securities 2012-2015	Third-party Securities
		2012-2015	2006-2008	<=2005	Total Securities	% of Total Securities

Senior
Prime	$249	$—	$36	$175	$460	37%
Non-prime (1)	—	—	—	74	74	6%
Total senior	249	—	36	249	534	43%
Re-REMIC	—	—	109	56	165	13%
Prime subordinate
Mezzanine (2)	186	170	—	—	356	29%
Subordinate	97	49	1	32	179	15%
Prime subordinate	283	219	1	32	535	44%

Total real estate securities	$531	$219	$146	$337	$1,233	100%

(1)	Non-prime residential senior securities consist of Alt-A senior securities.

(2)	Mezzanine includes securities initially rated AA, A, and BBB- and issued in 2012 or later.

THE REDWOOD REVIEW I 4TH QUARTER 2015
38

F I N A N C I A L I N S I G H T S

The following table presents information on our real estate securities at December 31, 2015.

Real Estate Securities - Carrying Values
December 31, 2015
($ in millions)
	Senior			Prime Subordinate
	Prime	Non- prime	Re-REMIC	Mezzanine	Subordinate	Total

Available-for-sale securities
Current face	$218	$76	$190	$225	$265	$973
Credit reserve	(1)	(5)	(10)	—	(32)	(49)
Net unamortized discount	(22)	(8)	(72)	(20)	(115)	(237)
Amortized cost	194	62	108	205	118	687
Unrealized gains	20	6	57	15	48	147
Unrealized losses	(3)	—	—	—	(1)	(5)
Carrying Value	211	68	165	220	165	829

Trading securities	249	6	—	136	14	404

Fair value of residential securities	$460	$74	$165	$356	$179	$1,233

For GAAP, we account for the majority of our securities as available-for-sale (AFS) and the others as trading securities, and in both cases the securities are reported at their estimated fair value. Changes in fair values of our AFS securities are recorded on our balance sheet through stockholders' equity. Changes in fair values of trading securities are recorded through our income statement.

During the fourth quarter of 2015, we retained $197 million of senior securities from our SEMT 2015-4 securitization. Since year-end, we sold $146 million of this position and expect to sell the remainder over the near-term.

At December 31, 2015, real estate securities we owned (as a percentage of current market value) consisted of fixed-rate assets (67%), adjustable-rate assets (15%), and hybrid assets that reset within the next year (18%).

Additional information on the residential securities we own is set forth in Tables 6 and 7 in the Financial Tables section of the Appendix to this Redwood Review.

THE REDWOOD REVIEW I 4TH QUARTER 2015
39

F I N A N C I A L I N S I G H T S

Commercial Loans
The following table presents commercial loan activity during the fourth and third quarters of 2015.

Commercial Loans
($ in millions)
	Held-for-Sale Senior	Held-for-Investment
		A-Notes (1)	Unsecuritized Mezzanine	Securitized Mezzanine	Total

Carrying value June 30, 2015	$166	$65	$138	$182	$551
Originations	168	—	13	—	181
Sales	(257)	—	—	—	(257)
Principal payments/amortization	—	—	(10)	(2)	(12)
Change in fair value, net	4	1	—	—	5
Change in allowance for loan losses	—	—	—	—	—

Carrying value at September 30, 2015	$81	$66	$141	$180	$468

Originations	100	—	—	—	100
Sales	(141)	—	—	—	(141)
Principal payments/amortization	—	—	(7)	(15)	(22)
Change in fair value, net	(1)	(2)	—	—	(3)
Change in allowance for loan losses	—	—	—	—	—

Carrying value at December 31, 2015	$39	$63	$135	$166	$403

(1)
A-notes presented above were previously sold to third-parties, but did not meet the sale criteria under GAAP and remain on our balance sheet, carried at fair value. As such, we recorded the cash received for the transfer of the loans as secured borrowings, which are also carried at a fair value of $63 million as of December 31, 2015. Our investment in the B-note portions of these loans was $5 million at December 31, 2015 and is included in the Unsecuritized Mezzanine column presented above.

Commercial Loans Held-for-Sale
During the fourth quarter of 2015, we originated and funded eight senior commercial loans for $100 million, and sold 11 senior loans totaling $141 million. This compares to the third quarter of 2015 when we originated and funded 11 senior loans for $168 million, and sold 15 senior loans totaling $257 million. At December 31, 2015, we had four senior commercial loans held-for-sale with a carrying value of $39 million.
At December 31, 2015, we had $13 million of short-term borrowings outstanding under one loan warehouse facility that was secured by senior commercial loans with a carrying value of $18 million.

THE REDWOOD REVIEW I 4TH QUARTER 2015
40

F I N A N C I A L I N S I G H T S

Commercial Loans Held-for-Investment
The following table provides information on our portfolio of commercial mezzanine and subordinate loans held-for-investment at December 31, 2015.

Commercial Loans Held-for-Investment
December 31, 2015
Property Type	Number of Loans	Original Weighted Average DSCR (1)	Original Weighted Average LTV (2)	Average Loan Size ($ in millions)

Multifamily	10	1.37	67%	$6
Hospitality	23	1.31	79%	3
Office	12	1.22	77%	7
Retail	11	1.18	77%	5
Self Storage	3	1.39	75%	6
Other	4	1.43	76%	3

Total portfolio	63	1.28	75%	$5

(1)
The debt service coverage ratio (DSCR) is defined as the property’s annual net operating income divided by the annual principal and interest payments. The weighted average DSCRs in this table are based on the ratios at the time the loans were originated and are not based on subsequent time periods during which there may have been increases or decreases in each property’s operating income.

(2)	The loan-to-value (LTV) calculation is defined as the sum of the senior and all subordinate loan amounts divided by the value of the property at the time the loan was originated.

During the fourth quarter of 2015, we did not originate any commercial mezzanine or subordinate loans, as compared to three mezzanine and subordinate loans for $13 million in the third quarter of 2015. At December 31, 2015, our unsecuritized and securitized portfolios of commercial mezzanine and subordinate loans held-for-investment had an outstanding principal balance of $312 million (excluding A-notes), unamortized discount of $4 million, an allowance for loan losses of $7 million, and a carrying value of $300 million.

At December 31, 2015, we had $56 million of short-term borrowings outstanding under commercial warehouse facilities, secured by $127 million of mezzanine and subordinate loans.

At December 31, 2015, we had $53 million outstanding of non-recourse, asset-backed debt issued at our Commercial Securitization, at a stated interest rate of 5.62% (excluding deferred issuance costs), which provided financing for commercial loans with a carrying value of $166 million. See Table 8 in the Financial Tables section of the Appendix to this Redwood Review for additional detail on our consolidated variable interest entities, including our Commercial Securitization. On average, our commercial mezzanine loans held-for-investment have a maturity of more than five years and an unlevered yield of approximately 10% per annum before credit costs.

THE REDWOOD REVIEW I 4TH QUARTER 2015
41

F I N A N C I A L I N S I G H T S

At December 31, 2015, we had three loans with a carrying value of $33 million on our watch list. The loans are current and we expect to receive all amounts due according to the contractual terms of the loans.
The following charts present the property types and geographic locations of the commercial real estate underlying our portfolio of commercial mezzanine and subordinate loans held-for-investment at December 31, 2015.

Property Type (1)	Property Location (1)

(1) Percentages based on outstanding loan balances.

(2) Other includes AL, AR, CO, DC, MN, NJ, RI, and WV each with less than 3%; and 11 other states each with less than 1%.

THE REDWOOD REVIEW I 4TH QUARTER 2015
42

F I N A N C I A L I N S I G H T S

Mortgage Servicing Rights (MSRs)
The following table presents the change in fair value and associated loan principal of MSRs held during the fourth and third quarters of 2015.

MSRs
($ in millions)
	Three Months Ended
	12/31/2015		9/30/2015
	Fair Value	Associated Principal	Fair Value	Associated Principal

Beginning fair value	$163	$16,735	$168	$15,066
Additions	21	2,079	23	2,134
Sales	—	—	—	—
Change in fair value due to:
Changes in basis (1)	(5)	(548)	(5)	(465)
Changes in interest rates (2)	13	—	(24)	—

Ending fair value	$192	$18,266	$163	$16,735

(1)	Primarily represents changes due to the receipt of expected cash flows during the quarter.

(2)	Primarily reflects changes in prepayment assumptions due to changes in benchmark interest rates.

During the fourth quarter of 2015, we added $21 million of MSRs, including $12 million of MSRs retained through our residential mortgage banking operations and $9 million of purchased MSRs.

At December 31, 2015, we owned $58 million of jumbo MSRs and $134 million of conforming MSRs associated with residential loans that had aggregate principal balances of $5.7 billion and $12.6 billion, respectively.

The GAAP carrying value, which is the estimated fair value of our MSRs, was equal to 1.05% of the aggregate principal balance of the associated residential loans at December 31, 2015, as compared to 0.97% at September 30, 2015. At December 31, 2015, the 60-day-plus delinquency rate (by current principal balance) of loans associated with our MSR investments was 0.06%.

We earn fees from these MSRs, but outsource the actual servicing of the associated loans to third-party servicers.

THE REDWOOD REVIEW I 4TH QUARTER 2015
43

F I N A N C I A L I N S I G H T S

Debt and Equity
Our total capital was $1.8 billion at December 31, 2015, and included $1.1 billion of equity capital and $0.6 billion of the total $2.0 billion of long-term debt on our consolidated balance sheet. This portion of long-term debt included $140 million of trust-preferred securities due in 2037, $288 million of convertible debt due in 2018, and $205 million of exchangeable debt due in 2019.

The following table presents components of our debt, categorized by the type of asset securing the debt, and additional information related to these borrowings at December 31, 2015.

Financing Summary
($ in millions)
	Secured Debt by Collateral Type
	Residential Loans Held-for Sale	Residential Loans Held-for-Investment	Residential Securities	Commercial Loans Held-for-Sale	Commercial Loans Held-for-Investment	TruPS and Convertible Debt	Total

Collateral securing debt	$1,070	$1,675	$827	$18	$135	N/A	N/A

Short-term debt	$950	$138	$694	$13	$60	$—	$1,855
Long-term debt (1)	—	1,343	—	—	—	632	1,975
Debt (2)	$950	$1,481	$694	$13	$60	$632	$3,830

Financing Summary
Cost of funds	1.90%	0.46%	1.47%	2.61%	4.46%	6.12%
Total borrowing capacity (3)	$1,400	$2,000	N/A	$150	$150	N/A

(1)	Excludes commercial secured borrowings.

(2)	Excludes ABS issued and commercial secured borrowings. See Table 4 in the Financial Tables section of the Appendix to this Redwood Review for additional information on our consolidated debt.

(3)	Represents our total uncommitted borrowing capacity.

Short-Term Debt
At December 31, 2015, we had four uncommitted warehouse facilities for residential loans held-for-sale, one uncommitted warehouse facility for senior commercial loans held-for-sale, and one uncommitted warehouse facility for mezzanine and subordinate commercial loans held-for-investment. In addition, at December 31, 2015, we had nine uncommitted securities repurchase (or "repo") facilities.

For additional information on our short-term debt, refer to the Capital, Liquidity, and Investments section of this Redwood Review.

THE REDWOOD REVIEW I 4TH QUARTER 2015
44

F I N A N C I A L I N S I G H T S

Long-Term Debt
At December 31, 2015, RWT Holdings, Inc., a wholly-owned taxable REIT subsidiary of Redwood Trust, Inc., had $205 million of exchangeable senior notes outstanding at a stated interest rate of 5.625% (excluding deferred issuance costs) that are exchangeable for 46.1798 shares of Redwood Trust, Inc. common stock per $1,000 principal amount (equivalent to an exchange price of $21.65 per common share and subject to certain adjustments) on or before their maturity in November 2019.

In addition, at December 31, 2015, we had $288 million of convertible senior notes outstanding at a stated interest rate of 4.625% (excluding deferred issuance costs) that are convertible into 41.1320 shares of common stock per $1,000 principal amount (equivalent to a conversion price of $24.31 per common share and subject to certain adjustments) on or before their maturity in April 2018.

At December 31, 2015, we had $140 million of other long-term debt outstanding, due in 2037, with a stated interest rate of three-month LIBOR plus 225 basis points (excluding deferred issuance costs). In 2010, we effectively fixed the interest rate on this long-term debt at approximately 6.75% (excluding deferred issuance costs) through interest rate swaps.

At December 31, 2015, our FHLB-member subsidiary had a borrowing agreement with the Federal Home Loan Bank of Chicago and was eligible to incur borrowings up to $2.0 billion, also referred to as “advances,” from the FHLBC secured by eligible collateral. Our FHLB-member subsidiary borrowed an additional $219 million of long-term debt from the FHLBC during the fourth quarter, which increased total long-term debt associated with FHLBC borrowings to $1.5 billion at December 31, 2015, of which $1.3 billion was classified as long-term debt and the remainder was classified as short-term debt. The long-term portion of these borrowings had a weighted average interest rate of 0.46% per annum and a weighted average maturity of nine years. Advances under this agreement incur interest charges based on a specified margin over the FHLBC’s 13-week discount note rate, which resets every 13 weeks. Total advances under this agreement were secured by residential mortgage loans with a fair value of $1.7 billion at December 31, 2015.

Under current Federal Housing Finance Agency rules, amounts outstanding under our FHLB-member subsidiary’s borrowing facility are permitted to remain outstanding until their scheduled maturity, however, our subsidiary may not be able to obtain additional borrowings or increases to its borrowing capacity. As of February 19, 2016, $2.0 billion of advances were outstanding under this agreement.

THE REDWOOD REVIEW I 4TH QUARTER 2015
45

F I N A N C I A L I N S I G H T S

ABS Issued
As discussed in the preceding Residential Loans and Commercial Loans sections, we consolidate the assets and liabilities of certain legacy Sequoia securitizations and our Commercial Securitization, and present the debt issued by these entities and held by third parties as ABS issued on our balance sheet. See Table 8 in the Financial Tables section of the Appendix to this Redwood Review for additional detail on our consolidated securitizations.

Equity
In August 2015, our Board of Directors authorized the repurchase of up to $100 million of our common stock, replacing the Board’s previous share repurchase authorization. During the three months ended December 31, 2015, we repurchased approximately 4.0 million shares at a weighted average price of $13.35, pursuant to this authorization. At December 31, 2015, approximately $11 million of this authorization remained available for the repurchase of shares of our common stock. During the first quarter of 2016, we repurchased shares representing substantially all of the remaining $11 million under this repurchase authorization.

In February 2016, our Board of Directors approved an additional authorization for the repurchase of up to $100 million of our common stock and also authorized the repurchase of outstanding debt securities, including convertible and exchangeable debt. This authorization replaced all previous share repurchase authorizations and has no expiration date. This repurchase authorization does not obligate us to acquire any specific number of shares or securities. Under this authorization, shares or securities may be repurchased in privately negotiated and/or open market transactions, including under plans complying with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Like other investments we may make, any repurchases of our common stock or debt securities under this authorization would reduce our available capital.

THE REDWOOD REVIEW I 4TH QUARTER 2015
46

This Page Intentionally Left Blank

THE REDWOOD REVIEW I 4TH QUARTER 2015
47

R E D W O O D' S B U S I N E S S O V E R V I E W

Redwood’s Business
Redwood’s business is focused on investing in residential and commercial mortgages and other real estate-related assets and engaging in residential mortgage banking activities. We are structured as a REIT for federal tax purposes. Our REIT holds most of our mortgage-related investments, due to the tax advantages afforded to REITs. Our mortgage-banking activities are conducted through taxable REIT subsidiaries that pay corporate income taxes. During 2015, we operated and reported on our businesses through three segments - Residential Mortgage Banking, Residential Investments, and Commercial Mortgage Banking and Investments. Each of these segments is further described below.

Residential Mortgage Banking
Our Residential Mortgage Banking segment primarily consists of operating a mortgage loan conduit that acquires residential loans from third-party originators for subsequent sale. We typically acquire prime, jumbo mortgages and the related mortgage servicing rights on a flow basis from our network of loan sellers and distribute those loans through our Sequoia private-label securitization program or to institutions that acquire pools of whole loans. We occasionally supplement our flow purchases with bulk loan acquisitions. During 2015, we also acquired conforming loans (defined as loans eligible for sale to Fannie Mae and Freddie Mac) and the related servicing rights on a flow basis from our seller network. Conforming loans we acquired were generally sold to Fannie Mae or Freddie Mac.

This segment’s main source of revenue is income from mortgage banking activities, which includes valuation increases (or gains) on the sale or securitization of loans, and from hedges used to manage risks associated with these activities. Additionally, this segment may generate interest income on loans held pending securitization or sale. Funding expenses, direct operating expenses, and tax expenses associated with these activities are also included in this segment.

During the first quarter of 2016, we announced plans to restructure our conforming loan operations by discontinuing the acquisition and aggregation of conforming loans for resale to Fannie Mae and Freddie Mac, and instead focusing on direct conforming-related investments in mortgage servicing rights and risk-sharing transactions.

THE REDWOOD REVIEW I 4TH QUARTER 2015
49

R E D W O O D' S B U S I N E S S O V E R V I E W

Residential Investments
Our Residential Investments segment includes a portfolio of investments in residential mortgage-backed securities (RMBS) retained from our Sequoia securitizations, as well as RMBS issued by third parties. In addition, this segment includes a subsidiary of Redwood Trust that is a member of the Federal Home Loan Bank of Chicago (FHLBC) and that utilizes attractive long-term financing from the FHLBC to make long-term investments directly in residential mortgage loans. Finally, this segment includes MSRs associated with residential loans we have sold or securitized, as well as MSRs purchased from third parties.

This segment’s main source of revenue is net interest income from portfolio securities and loans held-for-investment, as well as income from MSRs. Additionally, this segment may realize gains upon the sale of securities. Funding expenses, hedging expenses, direct operating expenses, and tax expenses associated with these activities are also included in this segment.

Commercial Mortgage Banking and Investments
During 2015, our Commercial Mortgage Banking and Investments segment consisted primarily of a mortgage loan conduit that originated senior commercial loans for subsequent sale to third-party CMBS sponsors or other investors. In addition to senior loans, we offered complementary forms of commercial real estate financing directly to borrowers that included mezzanine loans, subordinate mortgage loans, and other financing solutions. We typically have held the mezzanine and other subordinate loans we originated in our commercial investment portfolio.

This segment’s main sources of revenue during 2015 were mortgage banking income, which includes valuation increases (or gains) on the sale of senior commercial loans and associated hedges, and net interest income from mezzanine or subordinate loans held in our investment portfolio. Funding expenses, direct operating expenses, and tax expenses associated with these activities are also included in this segment.

During the first quarter of 2016, we announced plans to reposition our commercial business to focus solely on investing activities and discontinue commercial loan originations.

THE REDWOOD REVIEW I 4TH QUARTER 2015
50

D I V I D E N D P O L I C Y

Dividend Policy
Summary
As a REIT, Redwood is required to distribute to shareholders at least 90% of its REIT taxable income, excluding net capital gains. REIT taxable income is defined as taxable income earned at Redwood and its qualified REIT subsidiaries and certain pass-through entities. To the extent Redwood retains REIT taxable income, it is taxed at corporate tax rates. Redwood also earns taxable income at its taxable REIT subsidiaries (TRS), which it is not required to distribute.

Dividend Policy Overview
Our Board of Directors has maintained a policy of paying regular quarterly dividends, although we have not been required to distribute dividends in recent years in order to comply with the provisions of the Internal Revenue Code applicable to REITs. In December 2015, the Board of Directors announced its intention to pay a regular dividend of $0.28 per share per quarter in 2016. In February 2016, the Board of Directors declared a regular dividend of $0.28 per share for the first quarter of 2016, which is payable on March 31, 2016 to shareholders of record on March 16, 2016.

Dividend Distribution Requirement
Our estimated REIT taxable income was $29 million, or $0.37 per share, for the fourth quarter of 2015 and $24 million, or $0.29 per share, for the third quarter of 2015. Additionally, our annual estimated REIT taxable income was $85 million, or $1.05 per share, for 2015. Under normal circumstances, our minimum REIT dividend requirement would be 90% of our annual REIT taxable income. However, we currently maintain a federal $70 million net operating loss carry forward (NOL) at the REIT that affords us the option of retaining REIT taxable income up to the NOL amount, tax free, rather than distributing it as dividends. Federal income tax rules require the dividends paid deduction to be applied to reduce taxable income before the applicability of NOLs is considered. We do not expect our estimated REIT taxable income to exceed our dividend distributions in 2015; therefore, our entire NOL will likely carry forward into 2016.

THE REDWOOD REVIEW I 4TH QUARTER 2015
51

D I V I D E N D P O L I C Y

Income Tax Characterization of Dividend for Shareholders
Irrespective of our minimum distribution requirement, federal income tax rules require that the actual dividends we distributed in 2015 be taxed at the shareholder level based on our full-year 2015 taxable income plus net capital gains before application of any loss carry forwards. Based on this requirement, we expect all of the dividends we distributed in 2015 to be taxable as ordinary income to shareholders. None of Redwood’s 2015 dividend distributions are expected to be characterized as a return of capital or as long-term capital gains for federal income tax purposes. Factors that significantly affect the taxation of our dividends to shareholders include but are not limited to: (i) capital gains on sales of securities and (ii) the timing of realized credit losses on legacy investments.

(i)For the year ended December 31, 2015, we realized net capital gains of $50 million at the REIT level for tax purposes. Net capital gains generated by the REIT for the entire year increased the portion of our 2015 dividends that are characterized as ordinary income to our shareholders. None of our 2015 dividend distributions are expected to be characterized as long-term capital gains, based on applicable federal income tax rules.

(ii)Our estimated REIT taxable income for the year ended December 31, 2015 included $9 million of realized credit losses on legacy investments that were taken in previous periods for GAAP reporting purposes. We anticipate an additional $23 million of tax credit losses to be realized over an estimated three to five-year period based on the securities we currently own. This is a decrease from $34 million at December 31, 2014 and $59 million at December 31, 2013. Even though the impact of realized losses on our current period taxable income is declining, our GAAP earnings, which have provisioned for these losses in prior periods, will likely continue to exceed our REIT taxable income.

THE REDWOOD REVIEW I 4TH QUARTER 2015
52

G L O S S A R Y

A-NOTES
A-Notes are senior interests in commercial mortgage debt which are promissory notes secured by either a deed of trust or a mortgage. A-Notes are senior to any subordinate financing, such as B-Notes, and mezzanine financing. See B-Notes and Mezzanine Loan definitions.

ADJUSTABLE-RATE MORTGAGES (ARM)
Adjustable-rate mortgages (“ARMs”) are loans that have coupons that adjust at least once per year. We make a distinction between ARMs (loans with a rate adjustment at least annually) and hybrids (loans that have a fixed-rate period of 2-10 years and then become adjustable-rate).

AGENCY
Agency refers to government-sponsored enterprises (“GSEs”), including Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”), and Government National Mortgage Association (“Ginnie Mae”).

ALT-A SECURITIES and ALT-A LOANS
Alt-A securities are residential mortgage-backed securities backed by loans that have higher credit quality than subprime and lower credit quality than prime. Alt-A originally represented loans with alternative documentation, but the definition has shifted over time to include loans with additional risk characteristics and in some cases investor loans. In an Alt-A loan, the borrower’s income may not be verified, and in some cases, may not be disclosed on the loan application. Alt-A loans may also have expanded criteria that allow for higher debt-to-income ratios with higher accompanying loan-to-value ratios than would otherwise be permissible for prime loans.

AMORTIZED COST
Amortized cost is the initial acquisition cost of an available-for-sale (“AFS”) security, minus principal repayments or principal reductions through credit losses, plus or minus premium or discount amortization. At the point in time an AFS security is deemed other-than-temporarily impaired, the amortized cost is adjusted (by changing the amount of unamortized premium or discount) by the amount of other-than temporary impairment taken through the income statement.

ASSET-BACKED SECURITIES (ABS)
Asset-backed securities (“ABS”) are securities backed by financial assets that generate cash flows. Each ABS issued from a securitization entity has a unique priority with respect to receiving principal and interest cash flows and absorbing any credit losses from the assets owned by the entity.

THE REDWOOD REVIEW I 4TH QUARTER 2015
53

G L O S S A R Y

AVAILABLE CAPITAL
Available Capital represents a combination of capital available for investment and risk capital we hold for liquidity management purposes.

AVAILABLE-FOR-SALE (AFS)
An accounting method for debt and equity securities in which the securities are reported at their fair value. Positive changes in the fair value are accounted for as increases to stockholders’ equity and do not flow through the income statement. Negative changes in fair value may be recognized through the income statement or balance sheet.

B-NOTES
B-Notes are subordinate interests in commercial mortgage debt which are either (i) evidenced by a subordinated promissory note secured by the same mortgage that also secures the senior debt relating to the same property or (ii) junior participation interests in mortgage debt that are subordinate to senior participation interests in the same mortgage debt. B-Notes typically provide the holder with certain rights to approve modifications to related lending agreements and to trigger foreclosure under the mortgage following an event of default. B-Notes also typically provide the holder certain limited rights to cure a borrower default under senior debt secured by the same mortgage in order to keep the senior debt current and avoid foreclosure.

BOOK VALUE (GAAP)
Book value is the value of our common equity in accordance with GAAP.

COMMERCIAL MORTGAGE-BACKED SECURITIES (CMBS)
A type of mortgage-backed security that is secured by one or more loans on commercial properties.

CONFORMING LOAN
A conforming loan is a mortgage loan that conforms to the underwriting standards of Fannie Mae and Freddie Mac, including the maximum loan limit, which is currently $417,000 except in defined high-cost areas of the country, where the limit is higher. Changes to this maximum loan limit are announced annually by the Federal Housing Finance Agency (“FHFA”), which is the regulator and conservator of both Fannie Mae and Freddie Mac.

CONSTANT (or CONDITIONAL) PREPAYMENT RATE (CPR)
Constant (or conditional) prepayment rate (“CPR”) is an industry-standard measure of the speed at which mortgage loans prepay. It approximates the annual percentage rate at which a pool of loans is paying down due to unscheduled principal prepayments.

THE REDWOOD REVIEW I 4TH QUARTER 2015
54

G L O S S A R Y

CREDIT SUPPORT
Credit support is the face amount of securities subordinate (or junior) to the applicable security that protects the security from credit losses and is generally expressed as a percentage of the securitization’s underlying pool balance.

FALLOUT
The percentage of loans that an originator plans or commits to sell to a buyer that ultimately do not close and are not delivered to the buyer.

FASB
Financial Accounting Standards Board.

FHFA
The FHFA refers to the Federal Housing Finance Authority.

FHLB and FHLBC
The FHLB refers to the Federal Home Loan Bank system. The FHLBC refers to the Federal Home Loan Bank of Chicago.

FORWARD SALE COMMITMENT
A contract pertaining to the future sale of a loan at a specified price and within a specified time period. Mortgage bankers often use forward sale commitments to hedge interest rate risk between the date they agree to buy and the date in which the loan is sold, which is often between 30 and 60 days. This commitment qualifies as a derivative in accordance with GAAP. Any change in the value of this forward sale commitment is recorded as a market valuation adjustment in mortgage banking activities.

GAAP
Generally Accepted Accounting Principles in the United States.

GOVERNMENT-SPONSORED ENTERPRISE (GSE)
A government-sponsored enterprise is a financial services corporation created by the United States Congress to enhance the flow of credit to targeted sectors of the economy. Among the GSEs chartered by Congress are Fannie Mae, Freddie Mac, Ginnie Mae, and the Federal Home Loan Banks. When we refer to GSEs, we are generally referring to Fannie Mae and Freddie Mac.

THE REDWOOD REVIEW I 4TH QUARTER 2015
55

G L O S S A R Y

INTEREST-ONLY SECURITIES (IOs)
Interest-only securities (“IOs”) are specialized securities created by securitization entities where the projected cash flows generated by the underlying assets exceed the cash flows projected to be paid to the securities that are issued with principal balances. Typically, IOs do not have a principal balance and they will not receive principal payments. Interest payments to IOs usually equal an interest rate formula multiplied by a “notional” principal balance. The notional principal balances for IOs are typically reduced over time as the actual principal balance of the underlying pool of assets pays down, thus reducing the cash flows to the IOs over time. Cash flows on IOs are typically reduced more quickly when asset prepayments increase.

JUMBO LOAN
A jumbo loan is a residential mortgage loan that generally conforms to the underwriting standards of Fannie Mae and Freddie Mac except that the dollar amount of the loan exceeds the conforming loan limit set annually by the FHFA. See Conforming Loan Definition.

LEVERAGE RATIOS
Leverage ratios measure financial leverage and are used to assess a company’s ability to meet its financial obligations. Financial leverage ratios are often expressed as debt to equity and assets to equity. In the mortgage banking industry, financial leverage is most commonly calculated using debt to equity. At Redwood, the two financial leverage ratios used are consolidated GAAP debt to equity and recourse debt (or, debt at Redwood) to equity. The former calculation includes the consolidated ABS issued from certain Sequoia and other securitization entities (generally those issued prior to 2012) even though those obligations are not financial obligations of Redwood but are obligations of each the consolidated securitization trusts and are payable only from the cash flow from the assets owned by each of those trusts. The latter calculation of recourse debt to equity excludes debt related to consolidated securitizations and only includes debt for which Redwood has an obligation to repay. Both ratios are calculated at the bottom of Table 4: Book Value and Financial Ratios in the Appendix section.

THE REDWOOD REVIEW I 4TH QUARTER 2015
56

G L O S S A R Y

LOAN PURCHASE COMMITMENT (LPC)
A commitment to purchase a residential mortgage loan from a mortgage loan originator at a specified price and within a specified time period. A “best efforts” loan purchase commitment becomes effective once the originator has closed the loan with the borrower. A “mandatory” loan purchase commitment becomes effective once the commitment is entered into among the buyer and the originator, regardless if the originator has closed the loan. Mortgage buyers such as Redwood often issue 30 to 60 day loan purchase commitments to loan originators so they can in turn offer a similar commitments to their borrowers. To hedge interest rate risk during the commitment period, buyers will often enter in to a forward sale commitment or hedge the risk using derivatives. (See Forward Sale Commitment definition.) A loan purchase commitment for a conforming loan qualifies as a derivative in accordance with GAAP. Beginning January 1, 2015, our loan purchase commitment for a non-conforming loan qualifies as a derivative in accordance with GAAP. Any change in the value of a loan purchase commitment is recorded as a market valuation adjustment in mortgage banking activities.

LONG-TERM DEBT
Long-term debt is debt that is an obligation of Redwood that is not payable within a year and includes convertible debt, junior subordinated notes and trust preferred securities. We generally treat long-term debt as part of our capital base when it is not payable in the near future.

MARK-TO-MARKET (MTM) ACCOUNTING
Mark-to-market (“MTM”) accounting uses estimated fair values of assets, liabilities, and hedges. Many assets on our consolidated balance sheet are carried at their fair value rather than amortized cost. Taxable income is generally not affected by market valuation adjustments.

MARKET VALUATION ADJUSTMENTS (MVAs)
Market valuation adjustments (“MVAs”) are changes in market values for certain assets and liabilities that are reported through our GAAP income statement. They include all changes in market values for assets and liabilities accounted for at fair value, such as trading securities and derivatives. They also include the credit portion of other-than-temporary impairments on securities available-for-sale, as well as impairments of loans held-for-sale and REO properties.

MEZZANINE LOAN
A mezzanine loan is a loan secured by the membership interests, partnership interests, and/or stock in a single purpose entity formed to own a commercial property, for example. If the mezzanine borrower fails to make its payments or otherwise defaults under the mezzanine loan documents, the mezzanine lender may pursue its remedies, including taking control of the single purpose entity that owns the property.

THE REDWOOD REVIEW I 4TH QUARTER 2015
57

G L O S S A R Y

MEZZANINE SECURITIES
Mezzanine securities are a type of subordinate security and refer to the securities in a residential mortgage-backed securitization that are rated AA, A, and BBB. They rank junior to the AAA securities, and senior to the securities rated below BBB which typically include BB and B rated securities, and any non-rated securities.

MORTGAGE SERVICING RIGHT (MSR)
A mortgage servicing right (“MSR”) gives the holder the contractual right to service a mortgage loan. MSRs typically include the right to collect monthly mortgage principal and interest payments, as well as related tax and insurance payments, from borrowers, disburse funds to the mortgage debt holders and remit related insurance and tax payments, collect late payments, and process modifications and foreclosures. MSRs are created when mortgage loans are sold in a transaction in which the seller retains the right to service the loans. The holder of an MSR receives a monthly servicing fee (which generally ranges from 0.25% to 0.375% per annum of the outstanding principal balance of the related mortgage loan), which is deducted from the borrower’s monthly interest payments. For accounting purposes, MSRs are capitalized at the net present value of the servicing fee less the servicing cost. When Redwood holds MSRs relating to residential mortgage loans, it retains a sub-servicer to carry out actual servicing functions, as Redwood does not directly service residential mortgage loans.

MPF DIRECT
MPF Direct is a mortgage loan product offered by the Federal Home Loan Bank of Chicago under the Mortgage Partnership Finance ("MPF") program. Members of the FHLB system that are eligible to participate in the MPF Direct product ("MPF Direct sellers") sell high-balance loans to the Federal Home Loan Bank of Chicago which in turn sells the loans to Redwood, which we also refer to as our MPF Direct channel.

MSR CO-ISSUE
In an MSR co-issue transaction, a third party originator sells a pool of residential mortgage loans directly to one of the Agencies and, at the same time, sells the MSRs associated with these loans to an Agency-approved counterparty, such as Redwood.

NON-PRIME SECURITIES
Non-prime securities are Alt-A, option ARM, and subprime securities. See definitions of Alt-A, option ARM, and subprime securities.

THE REDWOOD REVIEW I 4TH QUARTER 2015
58

G L O S S A R Y

NON-RECOURSE DEBT
Debt that is secured by collateral, typically real property, but for which the borrower is not personally liable. If the borrower defaults, the lender may seize the collateral, but cannot seek out the borrower for any further compensation, even if the collateral does not cover the full value of the defaulted amount.

OPTION ARM LOAN
An option ARM loan is a residential mortgage loan that generally offers a borrower monthly payment options such as: 1) a minimum payment that results in negative amortization; 2) an interest-only payment; 3) a payment that would fully amortize the loan over an original 31-year amortization schedule; and, 4) a payment that would fully amortize the loan over a 15-year amortization schedule. To the extent the borrower has chosen an option that is not fully amortizing the loan (or negatively amortizing the loan), after a period – usually five years or once the negatively amortized loan balance reaches a certain level (generally 15% to 25% higher than the original balance) – the loan payments are recast. This recast provision resets the payment at a level that fully amortizes the loan over its remaining life and the new payment may be materially different than under the borrowers’ previous option.

PREFERRED EQUITY
A preferred equity investment is an investment in preferred equity of a special purpose entity that directly or indirectly owns a commercial property. An investor in preferred equity is typically entitled to a preferred return (relative to a holder of common equity of the same entity) and has the right, if the preferred return is not paid, to take control of the entity (and thereby control the underlying commercial property).

PRIME RESIDENTIAL REAL ESTATE LOANS
Prime loans are residential loans with higher quality credit characteristics, such as borrowers with higher FICO credit scores, lower loan-to-value ratios, lower debt-to-income ratios, greater levels of other assets, and more documentation.

PRIME SECURITIES
Prime securities are residential mortgage-backed securities backed by prime loans, generally with balances greater than conforming loan limits. Prime securities are typically backed by loans that have relatively high weighted average FICO scores (e.g., 700 or higher at origination), low weighted average LTVs (e.g., 75% or less at origination), limited concentrations of investor properties, and low percentages of loans with low FICO scores or high loan-to-value ratios.

THE REDWOOD REVIEW I 4TH QUARTER 2015
59

G L O S S A R Y

PRINCIPAL-ONLY SECURITIES (POs)
Principal-only securities (“POs”) are specialized securities created by securitization entities where the holder is only entitled to receive regular cash flows that are derived from incoming principal repayments on an underlying mortgage loan pool. This security is created by splitting a mortgage-backed security into its interest and principal payments. The principal payments create a stream of cash flows which are sold at a discount to investors. These investors will receive the principal portions of the monthly mortgage payments from the underlying pool of loans. The yield on a PO strip depends on the prepayment speed of the underlying loan. The faster the principal is repaid, the higher the yield an investor will receive.

PROFITABILITY RATIOS
Many financial institution analysts use asset-based profitability ratios such as interest rate spread and interest rate margin when analyzing financial institutions. These are asset-based measures. Since we consolidate the assets and liabilities of certain securitization entities for GAAP purposes, our total GAAP assets and liabilities may vary over time, and may not be comparable to assets typically used in profitability calculations for other financial institutions. As a result, we believe equity-based profitability ratios may be more appropriate than asset-based measures for analyzing Redwood’s operations and results. We provide various profitability ratios in Table 4 in the Financial Tables in this Review.

REAL ESTATE INVESTMENT TRUST (REIT)
A real estate investment trust (“REIT”) is an entity that makes a tax election to be taxed as a REIT, invests in real estate and real estate-related assets, and meets other REIT qualifications, including the distribution as dividends of at least 90% of its REIT taxable income, excluding net capital gains. A REIT’s profits are not taxed at the corporate level to the extent that these profits are distributed as dividends to stockholders, providing an operating cost savings. On the other hand, the requirement to pay out as dividends most of the REIT’s taxable profits means it can be harder for a REIT to grow using only internally-generated funds (as opposed to raising new capital).

REAL ESTATE OWNED (REO)
Real estate owned (“REO”) refers to real property owned by the lender or loan owner that has been acquired through foreclosure.

REIT SUBSIDIARY
A REIT subsidiary is a subsidiary of a REIT that is taxed as a REIT, also referred to as a qualified REIT subsidiary.

THE REDWOOD REVIEW I 4TH QUARTER 2015
60

G L O S S A R Y

REIT TAXABLE INCOME
REIT taxable income is not a measure calculated in accordance with GAAP. REIT taxable income is income calculated for tax purposes at Redwood including only its qualified REIT subsidiaries (i.e., excluding its taxable subsidiaries, with certain adjustments). REIT taxable income is an important measure as it is the basis of our dividend distribution requirements. We must annually distribute at least 90% of REIT taxable income, excluding net capital gains, as dividends to shareholders. As a REIT, we are not subject to corporate income taxes on the REIT taxable income we distribute. We pay corporate income tax on the REIT taxable income we retain, if any (and we are permitted to retain up to 10% of total REIT taxable income, plus net capital gains).

REMIC
A real estate mortgage investment conduit (“REMIC”) is a special purpose vehicle used to pool real estate mortgages and issue mortgage-backed securities. REMICs are typically exempt from tax at the entity level. REMICs may invest only in qualified mortgages and permitted investments, including single family or multifamily mortgages, commercial mortgages, second mortgages, mortgage participations, and federal agency pass-through securities.

RE-REMIC SECURITY
A Re-REMIC is a re-securitization of asset-backed securities. The cash flows from and any credit losses absorbed by the underlying assets can be redirected to the resulting Re-REMIC securities in a variety of ways.

RESECURITIZATION
A resecuritization is a securitization of two or more mortgage-backed securities into a new mortgage-backed security.

RESIDENTIAL MORTGAGE-BACKED SECURITIES (RMBS)
A type of mortgage-backed security that is backed by a pool of mortgages on residential properties.

RETURN ON EQUITY (ROE)
ROE is the amount of profit we generate each year per dollar of equity capital and equals GAAP income divided by GAAP equity.

THE REDWOOD REVIEW I 4TH QUARTER 2015
61

G L O S S A R Y

SENIOR SECURITIES
Generally, senior securities have the least credit risk in a securitization transaction because they are generally the last securities to absorb credit losses. In addition, the senior securities have the highest claim on the principal and interest payments (after the fees to servicers and trustees are paid). To further reduce credit risk, most if not all, principal collected from the underlying asset pool is used to pay down the senior securities until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. At issuance, senior securities are generally triple A-rated.

SEQUOIA
Sequoia is the brand name for securitizations of residential real estate loans Redwood sponsors. Sequoia entities are independent securitization entities that acquire residential mortgage loans and create and issue asset-backed securities (“ABS”) backed by these loans. These ABS are also referred to as RMBS. Most of the loans that Sequoia entities acquire are prime-quality loans. Most of the senior ABS created by Sequoia are sold to third-party investors. Redwood usually acquires most of the subordinated ABS and may also acquire the interest-only securities (“IOs”).

SHORT-TERM DEBT
Short-term debt is debt that is an obligation of Redwood and payable within a year. We may obtain this debt from a variety of Wall Street firms, banks, and other institutions. We may issue these or other forms of short term debt in the future. We may use short-term debt to finance the accumulation of assets prior to sale or securitization and to finance investments in loans and securities.

SUBORDINATE DEBT INVESTMENTS
Subordinate Debt Investments mean Mezzanine Loans, Preferred Equity, and B-Notes.

SUBORDINATE SECURITIES (JUNIOR SECURITIES or NON-SENIOR SECURITIES)
Subordinate securities absorb the initial credit losses from a securitization structure, thus protecting the senior securities. Subordinate securities have a lower priority to receive principal and interest payments than the senior securities. Subordinate securities receive little, if any, principal payments until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. Subordinate securities generally receive interest payments even if they do not receive principal payments. At issuance, subordinate securities are generally rated double-A or below.

THE REDWOOD REVIEW I 4TH QUARTER 2015
62

G L O S S A R Y

SUBPRIME SECURITIES
Subprime securities are residential mortgage-backed securities backed by loans to borrowers who typically have lower credit scores and/or other credit deficiencies that prevent them from qualifying for prime or Alt-A mortgages and may have experienced credit problems in the past, such as late payments or bankruptcies. To compensate for the greater risks and higher costs to service the loans, subprime borrowers pay higher interest rates, points, and origination fees.

TAXABLE INCOME
Taxable income is not a measure calculated in accordance with GAAP. Taxable income is income for Redwood and all its subsidiaries as calculated for tax purposes. Taxable income calculations differ significantly from GAAP income calculations. A reconciliation of taxable income to GAAP income appears in Table 3 in the Financial Tables in this Review.

TAXABLE SUBSIDIARY
A taxable subsidiary is a subsidiary of a REIT that is not taxed as a REIT and thus pays taxes on its income. A taxable subsidiary is not limited to investing in real estate and real estate-related assets and it can choose to retain all of its after-tax profits.

TO BE ANNOUNCED (TBA)
A term used to describe a forward Agency mortgage-backed securities trade. Pass-through securities issued by Freddie Mac, Fannie Mae and Ginnie Mae trade in the TBA market. The term TBA is derived from the fact that the actual mortgage-backed security that will be delivered to fulfill a TBA trade is not designated at the time the trade is made. The securities are “to be announced” 48 hours prior to the established trade settlement date.

THE REDWOOD REVIEW I 4TH QUARTER 2015
63

This Page Intentionally Left Blank

THE REDWOOD REVIEW I 4TH QUARTER 2015
64

G L O S S A R Y

THE REDWOOD REVIEW I 4TH QUARTER 2015
65

Table 1: GAAP Earnings (in thousands, except per share data)

	2015 Q4	2015 Q3	2015 Q2	2015 Q1	2014 Q4	2014 Q3	2014 Q2	2014 Q1	2013 Q4	Twelve Months 2015	Twelve Months 2014
Interest income	$60,074	$54,191	$53,857	$53,713	$56,029	$53,324	$48,347	$45,144	$48,331	$221,835	$202,844
Discount amortization on securities, net	8,573	9,115	9,324	9,838	10,061	10,890	10,586	11,298	10,311	36,850	42,835
Discount (premium) amortization on loans, net	182	178	192	195	(839)	(863)	(940)	(967)	(1,150)	747	(3,609)
Total interest income	68,829	63,484	63,373	63,746	65,251	63,351	57,993	55,475	57,492	259,432	242,070
Interest expense on short-term debt	(9,194)	(7,627)	(6,527)	(7,224)	(8,581)	(8,441)	(5,141)	(3,827)	(3,715)	(30,572)	(25,990)
Interest expense on ABS issued from consolidated trusts	(4,432)	(5,190)	(5,645)	(6,202)	(6,765)	(7,838)	(8,183)	(8,441)	(8,903)	(21,469)	(31,227)
Interest expense on long-term debt	(11,413)	(11,058)	(10,836)	(10,535)	(8,557)	(7,071)	(7,826)	(6,792)	(6,910)	(43,842)	(30,246)
Total interest expense	(25,039)	(23,875)	(23,008)	(23,961)	(23,903)	(23,350)	(21,150)	(19,060)	(19,528)	(95,883)	(87,463)
Net interest income	43,790	39,609	40,365	39,785	41,348	40,001	36,843	36,415	37,964	163,549	154,607
(Provision for) reversal of provision for loan losses – Residential	—	—	—	—	(1,562)	708	604	(628)	(3,374)	—	(878)
(Provision for) reversal of provision for loan losses – Commercial	240	60	261	(206)	(27)	888	(289)	(655)	(869)	355	(83)
Net interest income after provision	44,030	39,669	40,626	39,579	39,759	41,597	37,158	35,132	33,721	163,904	153,646
Non-interest income
Mortgage banking and investment activities, net
Residential mortgage banking	885	331	4,833	2,217	9,850	11,430	1,341	(1,068)	10,114	8,266	21,553
Commercial mortgage banking	(619)	1,002	2,613	(292)	1,140	6,486	4,981	834	6,818	2,704	13,441
Investments	(4,252)	(14,169)	(1,787)	(1,147)	3,817	(3,750)	(4,134)	(6,135)	390	(21,355)	(10,202)
Mortgage servicing rights income (loss), net
MSR servicing fee income	9,392	8,715	7,292	8,487	6,281	4,153	3,776	3,318	3,261	33,886	17,528
MSR market valuation adjustments	7,676	(28,717)	15,352	(19,411)	(15,192)	1,668	(5,553)	(2,712)	2,367	(25,100)	(21,789)
MSR derivatives valuation adjustments (1)	(14,445)	23,551	(21,814)	—	—	—	—	—	—	(12,708)	—
Realized gains, net	20,199	5,548	6,316	4,306	4,790	8,532	1,063	1,093	1,968	36,369	15,478
Other income	757	327	1,299	809	181	1,600	—	—	—	3,192	1,781
Total non-interest income (loss), net	19,593	(3,412)	14,104	(5,031)	10,867	30,119	1,474	(4,670)	24,918	25,254	37,790
Fixed compensation expense	(8,009)	(8,642)	(9,286)	(9,155)	(7,948)	(7,445)	(6,872)	(6,792)	(5,750)	(35,092)	(29,057)
Variable compensation expense	(1,470)	(3,567)	(3,578)	(3,991)	(6,462)	(2,418)	(3,021)	(2,731)	(3,908)	(12,606)	(14,632)
Equity compensation expense	(2,809)	(2,835)	(3,539)	(2,738)	(2,335)	(2,261)	(2,824)	(2,330)	(2,196)	(11,921)	(9,750)
Severance expense	—	—	—	—	(5)	(4)	(222)	—	—	—	(231)
Other operating expense	(10,350)	(9,453)	(8,815)	(9,179)	(9,712)	(9,278)	(9,343)	(8,120)	(7,816)	(37,797)	(36,453)
Total operating expenses	(22,638)	(24,497)	(25,218)	(25,063)	(26,462)	(21,406)	(22,282)	(19,973)	(19,670)	(97,416)	(90,123)
Other expense	—	—	—	—	—	—	—	—	(12,000)	—	—
Benefit from (provision for) income taxes	74	7,404	(2,448)	5,316	2,959	(5,213)	(333)	1,843	(1,835)	10,346	(744)
Net income	$41,059	$19,164	$27,064	$14,801	$27,123	$45,097	$16,017	$12,332	$25,134	$102,088	$100,569
Diluted average shares	103,377	85,075	94,950	85,622	85,384	96,956	85,033	84,941	84,395	84,518	85,099
Net income per share	$0.46	$0.22	$0.31	$0.16	$0.31	$0.50	$0.18	$0.14	$0.29	$1.18	$1.15

(1)
During the second quarter of 2015, we began to include market valuation adjustments of derivatives associated with our MSRs in MSR income (loss), net. Prior to the second quarter of 2015, valuation adjustments of MSR hedges were presented in mortgage banking and investment activities, net.

THE REDWOOD REVIEW I 4TH QUARTER 2015	Table 1: GAAP Earnings 66

Table 2: Segment Results ($ in thousands)

	Three Months Ended December 31, 2015					Three Months Ended September 30, 2015
	Residential Mortgage Banking	Residential Investments	Commercial Mortgage Banking and Investments	Corporate/ Other	Total	Residential Mortgage Banking	Residential Investments	Commercial Mortgage Banking and Investments	Corporate/ Other	Total
Interest income	$14,374	$37,060	$12,149	$5,246	$68,829	$12,115	$34,074	$11,191	$6,104	$63,484
Interest expense	(5,818)	(3,067)	(3,321)	(12,833)	(25,039)	(4,313)	(2,660)	(3,502)	(13,400)	(23,875)
Net interest income (loss)	8,556	33,993	8,828	(7,587)	43,790	7,802	31,414	7,689	(7,296)	39,609

Reversal of provision for loan losses	—	—	240	—	240	—	—	60	—	60
Net interest income (loss) after provision	8,556	33,993	9,068	(7,587)	44,030	7,802	31,414	7,749	(7,296)	39,669
Non-interest income
Mortgage banking and investment activities, net	885	(5,344)	(620)	1,093	(3,986)	331	(13,622)	1,002	(547)	(12,836)
MSR income, net	—	2,623	—	—	2,623	—	3,549	—	—	3,549
Other income	—	757	—	—	757	—	327	—	—	327
Realized gains, net	—	20,199	—	—	20,199	—	5,548	—	—	5,548
Total non-interest income (loss)	885	18,235	(620)	1,093	19,593	331	(4,198)	1,002	(547)	(3,412)

Operating expenses	(9,968)	(746)	(1,694)	(10,230)	(22,638)	(11,278)	(1,311)	(3,136)	(8,772)	(24,497)
Benefit from (provision for) income taxes	608	(2,977)	1,131	1,312	74	2,690	4,082	(389)	1,021	7,404
Segment contribution	$81	$48,505	$7,885	$(15,412)		$(455)	$29,987	$5,226	$(15,594)
Net income					$41,059					$19,164

Additional information:
Residential loans	$1,115,738	$1,791,195	$—	$1,021,870	$3,928,803	$1,506,151	$1,360,277	$—	$1,170,246	$4,036,674
Commercial loans	—	—	402,647	—	402,647	—	—	468,157	—	468,157
Real estate securities	197,007	1,028,171	8,078	—	1,233,256	—	1,085,224	—	—	1,085,224
Mortgage servicing rights	—	191,976	—	—	191,976	—	162,726	—	—	162,726
Total Assets	1,347,492	3,140,604	416,258	1,326,673	6,231,027	1,563,306	2,723,955	475,924	1,505,841	6,269,026

THE REDWOOD REVIEW I 4TH QUARTER 2015	Table 2: Segment Results 67

Table 3: Taxable and GAAP Income (1) Differences and Dividends ($ in thousands, except for per share data)

	Estimated Twelve Months 2015 (2)			Actual Twelve Months 2014 (2)			Actual Twelve Months 2013 (2)
	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences
Taxable and GAAP Income Differences
Interest income	$227,825	$259,432	$(31,607)	$206,214	$242,070	$(35,856)	$209,317	$226,156	$(16,839)
Interest expense	(79,830)	(95,883)	16,053	(67,208)	(87,463)	20,255	(55,099)	(80,971)	25,872
Net interest income	147,995	163,549	(15,554)	139,006	154,607	(15,601)	154,218	145,185	9,033
Reversal of provision (provision for) loan losses	—	355	(355)	—	(961)	961	—	(4,737)	4,737
Realized credit losses	(8,645)	—	(8,645)	(6,734)	—	(6,734)	(12,911)	—	(12,911)
Mortgage banking and investment activities, net	(27,912)	(10,385)	(17,527)	3,498	24,792	(21,294)	19,526	96,785	(77,259)
MSR income (loss), net	33,574	(3,922)	37,496	15,763	(4,261)	20,024	8,218	20,309	(12,091)
Operating expenses	(103,318)	(97,416)	(5,902)	(97,435)	(90,123)	(7,312)	(79,361)	(86,607)	7,246
Other income (expense), net	2,174	3,192	(1,018)	(8,219)	1,781	(10,000)	—	(12,000)	12,000
Realized gains, net	—	36,369	(36,369)	—	15,478	(15,478)	—	25,259	(25,259)
(Provision for) benefit from income taxes	(122)	10,346	(10,468)	(132)	(744)	612	(283)	(10,948)	10,665
Income	$43,746	$102,088	$(58,342)	$45,747	$100,569	$(54,822)	$89,407	$173,246	$(83,839)

REIT taxable income	$85,292			$63,989			$72,429
Taxable income (loss) at taxable subsidiaries	(41,546)			(18,242)			16,978
Taxable income	$43,746			$45,747			$89,407

Shares used for taxable EPS calculation	78,163			83,443			82,505
REIT taxable income per share (3)	$1.05			$0.77			$0.88
Taxable income (loss) per share at taxable subsidiaries	$(0.50)			$(0.22)			$0.21
Taxable income per share (3)	$0.55			$0.55			$1.09

Dividends
Dividends declared	$92,493			$92,935			$92,005
Dividends per share (4)	$1.12			$1.12			$1.12

(1)
Taxable income for 2015 is an estimate until we file our tax returns for this year. To the extent we expect to pay tax at the corporate level (generally as a result of activity at our taxable REIT subsidiaries), we are required to record a tax provision for GAAP reporting purposes. Any tax provision (or benefit) is not intended to reflect the actual amount we expect to pay (or receive as an income tax refund) as it is expected to be utilized in future periods, as GAAP income is earned at our TRS. It is our intention to retain any excess inclusion income generated in 2015 at our TRS and not pass it through to our shareholders.

(2)	Reconciliation of GAAP income to taxable income (loss) for prior quarters is provided in the respective Redwood Reviews for those quarters.

(3)
REIT taxable income per share and taxable income (loss) per share are based on the number of shares outstanding at the end of each quarter. The annual REIT taxable income per share and taxable income (loss) per share are the sum of the four quarterly per share estimates.

(4)
Dividends in 2015 are expected to be characterized as 100% ordinary income (or $92 million). Dividends in 2014 were characterized as 90% ordinary income (or $84 million), and 10% return of capital (or $9 million). Dividends in 2013 were characterized as 89% ordinary income (or $82 million), and 11% return of capital (or $10 million). The portion of Redwood's dividends characterized as a return of capital is not taxable to a shareholder and reduces a shareholder's basis for shares held at each quarterly distribution date, but not to below $0.

THE REDWOOD REVIEW I 4TH QUARTER 2015	Table 3: Taxable and GAAP Income Differences and Dividends 68

Table 4: Financial Ratios and Book Value ($ in thousands, except per share data)

	2015 Q4	2015 Q3	2015 Q2	2015 Q1	2014 Q4	2014 Q3	2014 Q2	2014 Q1	2013 Q4	Twelve Months 2015	Twelve Months 2014
Financial performance ratios
Net interest income	$43,790	$39,609	$40,365	$39,785	$41,348	$40,001	$36,842	$36,416	$37,964	$163,549	$154,607
Operating expenses	$(22,638)	$(24,497)	$(25,218)	$(25,063)	$(26,462)	$(21,408)	$(22,282)	$(19,971)	$(19,670)	$(97,416)	$(90,123)
GAAP net income	$41,059	$19,164	$27,064	$14,801	$27,123	$45,096	$16,017	$12,333	$25,134	$102,088	$100,569

Average total assets	$6,480,586	$5,977,645	$5,730,268	$5,866,851	$5,848,856	$5,631,421	$5,140,932	$4,791,512	$4,681,988	$6,015,420	$5,356,839
Average total equity	$1,189,289	$1,244,327	$1,265,647	$1,262,883	$1,259,581	$1,254,352	$1,245,346	$1,243,006	$1,217,273	$1,240,345	$1,250,627

Operating expenses / average total assets	1.40%	1.64%	1.76%	1.71%	1.81%	1.52%	1.73%	1.67%	1.68%	1.62%	1.68%
Operating expenses / average total equity	7.61%	7.87%	7.97%	7.94%	8.40%	6.83%	7.16%	6.43%	6.46%	7.85%	7.21%

GAAP net income / average total assets	2.53%	1.28%	1.89%	1.01%	1.85%	3.20%	1.25%	1.03%	2.15%	1.70%	1.88%
GAAP net income / average equity (GAAP ROE)	13.81%	6.16%	8.55%	4.69%	8.61%	14.38%	5.14%	3.97%	8.26%	8.23%	8.04%

Leverage ratios and book value per share
Short-term debt	$1,855,003	$1,872,793	$1,367,062	$1,502,164	$1,793,825	$1,887,688	$1,718,430	$1,288,761	$862,763
Long-term debt – Commercial secured borrowing	63,152	65,578	65,232	68,077	66,707	66,146	66,692	34,774	—
Long-term debt – Other	1,975,023	1,756,299	1,514,122	1,482,792	1,127,860	630,756	479,916	478,458	476,467
Total debt at Redwood	$3,893,178	$3,694,670	$2,946,416	$3,053,033	$2,988,392	$2,584,590	$2,265,038	$1,801,993	$1,339,230

ABS issued at consolidated entities
Residential Resecuritization ABS issued	$—	$5,261	$18,872	$34,280	$45,044	$56,508	$69,709	$82,179	$94,934
Commercial Securitization ABS issued	53,137	67,946	69,914	79,676	83,313	114,943	144,700	147,574	153,693
Legacy Sequoia entities ABS issued	996,820	1,105,588	1,173,336	1,239,065	1,416,762	1,484,751	1,553,669	1,624,591	1,694,335
Total ABS issued	$1,049,957	$1,178,795	$1,262,122	$1,353,021	$1,545,119	$1,656,202	$1,768,078	$1,854,344	$1,942,962
Consolidated GAAP Debt	$4,943,135	$4,873,465	$4,208,538	$4,406,054	$4,533,511	$4,240,792	$4,033,116	$3,656,337	$3,282,192
Stockholders' equity	$1,146,265	$1,206,575	$1,264,785	$1,257,210	$1,256,142	$1,266,678	$1,248,904	$1,250,887	$1,245,783
Debt at Redwood to stockholders' equity (1)	3.4x	3.1x	2.3x	2.4x	2.3x	2.0x	1.8x	1.4x	1.1x
Consolidated GAAP debt to stockholders' equity	4.3x	4.0x	3.3x	3.5x	3.6x	3.4x	3.2x	2.9x	2.6x
Shares outstanding at period end (in thousands)	78,163	82,125	84,552	83,749	83,443	83,284	83,080	82,620	82,505
Book value per share	$14.67	$14.69	$14.96	$15.01	$15.05	$15.21	$15.03	$15.14	$15.10

(1)
Excludes obligations of consolidated securitization entities, including legacy Sequoia securitizations completed prior to 2012, the residential resecuritization completed in 2011, and the commercial securitization completed in 2012. Also excludes commercial secured borrowings associated with commercial A-notes that were sold, but treated as secured borrowings under GAAP.

THE REDWOOD REVIEW I 4TH QUARTER 2015	Table 4: Financial Ratios and Book Value 69

Table 5: Average Balance Sheet ($ in thousands)

	2015 Q4	2015 Q3	2015 Q2	2015 Q1	2014 Q4	2014 Q3	2014 Q2	2014 Q1	2013 Q4	Twelve Months 2015	Twelve Months 2014
Real estate loans
Residential loans, held-for-sale	$1,488,896	$1,295,017	$1,080,448	$1,292,153	$1,433,059	$1,268,231	$739,934	$518,054	$554,467	$1,289,684	$993,089
Residential loans, held-for-investment at Sequoias (1)	1,088,566	1,191,702	1,259,923	1,362,612	1,496,685	1,570,425	1,642,410	1,711,438	1,793,535	1,224,857	1,604,556
Residential loans, held-for-investment at Redwood	1,566,959	1,167,534	1,017,835	667,543	370,886	100,409	—	—	—	1,107,603	118,792
Commercial loans, held-for-sale	59,535	134,658	107,025	137,977	214,110	170,156	75,449	68,169	73,204	109,652	132,475
Commercial loans, held-for-investment, at fair value	69,987	69,712	72,524	71,224	70,663	71,205	69,565	20,626	—	70,855	58,188
Commercial loans, held-for-investment, at amortized cost	309,577	322,989	328,193	336,258	322,723	349,288	343,815	343,705	346,333	324,178	339,851

Senior residential securities
Prime	370,769	298,428	331,394	352,583	388,577	611,211	835,987	725,551	586,675	338,235	639,329
Non-prime	120,429	149,589	156,383	161,163	164,940	169,741	171,033	174,811	178,994	146,787	170,103
Total senior residential securities	491,198	448,017	487,777	513,746	553,517	780,952	1,007,020	900,362	765,669	485,022	809,432

Residential Re-REMIC securities	107,384	105,572	103,384	101,238	106,433	114,433	115,746	109,753	102,836	104,414	111,590

Subordinate residential securities	409,017	400,429	429,827	554,460	521,647	532,881	530,273	509,906	492,708	447,903	523,734

Mortgage servicing rights	177,554	168,208	144,472	128,001	134,438	81,968	65,705	62,943	60,822	154,732	86,447
Total real estate assets	5,768,673	5,303,838	5,031,408	5,165,212	5,224,161	5,039,948	4,589,917	4,244,956	4,189,574	5,318,900	4,778,154
Cash and cash equivalents	241,613	204,746	222,362	232,575	182,372	151,447	131,557	159,089	167,453	225,292	156,167
Earning assets	6,010,286	5,508,584	5,253,770	5,397,787	5,406,533	5,191,395	4,721,474	4,404,045	4,357,027	5,544,192	4,934,321
Balance sheet mark-to-market adjustments	109,261	132,059	139,864	138,547	151,304	162,695	162,081	153,975	125,953	129,858	157,521
Earning assets – reported value	6,119,547	5,640,643	5,393,634	5,536,334	5,557,837	5,354,090	4,883,555	4,558,020	4,482,980	5,674,050	5,091,842
Other assets	361,039	337,002	336,634	330,517	291,019	277,331	257,377	233,492	199,008	341,370	264,997
Total assets	$6,480,586	$5,977,645	$5,730,268	$5,866,851	$5,848,856	$5,631,421	$5,140,932	$4,791,512	$4,681,988	$6,015,420	$5,356,839

Short-term debt	$2,015,417	$1,693,263	$1,380,965	$1,590,179	$1,868,906	$1,873,704	$1,329,568	$1,006,349	$893,481	$1,671,184	$1,522,966
Residential Resecuritization ABS issued	274	9,688	24,269	37,313	48,687	60,932	73,617	85,236	99,940	17,762	67,001
Commercial Securitization ABS issued	58,141	67,100	75,283	80,637	85,089	123,012	142,400	144,936	150,716	70,220	123,693
Consolidated Sequoia ABS issued	1,042,797	1,128,333	1,195,749	1,295,852	1,437,258	1,507,998	1,577,888	1,644,626	1,722,583	1,164,888	1,541,281
Other liabilities	258,709	238,303	229,994	354,375	266,368	243,917	240,977	186,997	131,277	269,996	234,808
Other long-term debt	1,915,959	1,596,631	1,558,361	1,245,612	882,967	567,506	531,136	480,362	466,718	1,581,025	616,463
Total liabilities	5,291,297	4,733,318	4,464,621	4,603,968	4,589,275	4,377,069	3,895,586	3,548,506	3,464,715	4,775,075	4,106,212

Total equity	1,189,289	1,244,327	1,265,647	1,262,883	1,259,581	1,254,352	1,245,346	1,243,006	1,217,273	1,240,345	1,250,627
Total liabilities and equity	$6,480,586	$5,977,645	$5,730,268	$5,866,851	$5,848,856	$5,631,421	$5,140,932	$4,791,512	$4,681,988	$6,015,420	$5,356,839

(1)	Residential loans held-for-investment at Sequoias is comprised of loans held in consolidated Sequoia entities.

THE REDWOOD REVIEW I 4TH QUARTER 2015	Table 5: Average Balance Sheet 70

Table 6: Balance & Yields by Portfolio (1) ($ in thousands)

	2015 Q4	2015 Q3	2015 Q2	2015 Q1	2014 Q4	2014 Q3		2015 Q4	2015 Q3	2015 Q2	2015 Q1	2014 Q4	2014 Q3
Securities – Prime Senior							Securities – Subordinate
Principal balance	$434,768	$279,793	$305,660	$305,502	$317,626	$366,122	Principal balance	$658,403	$560,529	$596,127	$693,179	$763,501	$705,661
Unamortized discount	(21,295)	(27,497)	(30,713)	(32,612)	(34,833)	(41,242)	Unamortized discount	(153,697)	(147,867)	(153,368)	(155,943)	(162,249)	(154,391)
Credit reserve	(1,305)	(2,377)	(2,650)	(2,830)	(3,660)	(4,082)	Credit reserve	(32,131)	(32,865)	(36,804)	(39,060)	(41,561)	(43,346)
Unrealized gains, net	16,772	23,600	29,090	31,301	34,682	41,307	Unrealized gains, net	61,775	70,406	67,858	71,536	61,589	57,249
Interest-only securities	30,623	29,062	40,000	62,320	87,800	97,321	Interest-only securities	240	247	234	283	293	289
Fair value	$459,563	$302,581	$341,387	$363,681	$401,615	$459,426	Fair value	$534,590	$450,450	$474,047	$569,995	$621,573	$565,462

Average amortized cost	$370,769	$298,428	$331,394	$352,583	$388,577	$611,211	Mezzanine (3)
Interest income	$7,066	$6,722	$8,252	$9,506	$10,434	$13,229	Average amortized cost	$267,974	$271,554	$290,927	$421,731	$408,600	$421,111
Annualized yield (2)	7.62%	9.01%	9.96%	10.78%	10.74%	8.66%	Interest income	$3,533	$3,561	$3,895	$5,392	$5,092	$5,308
							Annualized yield	5.27%	5.25%	5.36%	5.11%	4.98%	5.04%
Securities – Non-Prime Senior
Principal balance	$75,591	$174,285	$182,719	$190,790	$196,258	$202,811	Subordinate (3)
Unamortized discount	(8,395)	(25,505)	(27,533)	(29,791)	(31,491)	(33,675)	Average amortized cost	$141,044	$128,875	$138,900	$132,730	$113,047	$111,770
Credit reserve	(5,101)	(8,964)	(9,175)	(9,027)	(9,644)	(9,894)	Interest income	$3,930	$4,087	$4,225	$4,237	$4,413	$4,135
Unrealized gains, net	6,162	18,224	20,365	22,902	24,621	26,980	Annualized yield	11.15%	12.69%	12.17%	12.77%	15.61%	14.80%
Interest-only securities	5,782	6,514	6,705	7,454	7,951	7,758
Fair value	$74,039	$164,554	$173,081	$182,328	$187,695	$193,980	Residential Loans, held-for-investment (excludes legacy Sequoia)

Average amortized cost	$120,429	$149,589	$156,383	$161,163	$164,940	$169,741	Principal balance	$1,758,990	$1,325,626	$1,131,844	$971,541	$566,371	$233,142
Interest income	$3,215	$3,824	$3,946	$4,210	$4,370	$4,507	Unrealized gains, net	32,205	34,651	25,441	28,903	15,296	5,509
Annualized yield	10.68%	10.23%	10.09%	10.45%	10.60%	10.62%	Fair value	$1,791,195	$1,360,277	$1,157,285	$1,000,444	$581,667	$238,651

Securities – Re-REMIC							Average amortized cost	$1,566,959	$1,167,534	$1,017,835	$667,543	$370,886	$100,409
Principal balance	$189,782	$192,215	$193,221	$194,296	$195,098	$206,212	Interest income	$15,526	$11,258	$9,370	$6,522	$3,427	$1,057
Unamortized discount	(71,670)	(74,377)	(75,658)	(79,401)	(79,611)	(80,986)	Annualized yield	3.96%	3.86%	3.68%	3.91%	3.70%	4.21%
Credit reserve	(10,332)	(11,135)	(13,071)	(12,667)	(15,202)	(16,553)
Unrealized gains, net	57,284	60,936	64,592	67,011	68,062	67,444	Commercial Loans, held-for-investment at amortized cost
Fair value	$165,064	$167,639	$169,084	$169,239	$168,347	$176,117	Principal balance	$311,553	$333,442	$332,122	$350,188	$346,305	$336,825
							Unamortized discount	(4,096)	(4,278)	(4,476)	(4,668)	(4,863)	(2,253)
Average amortized cost	$107,384	$105,572	$103,384	$101,238	$106,433	$114,433	Credit reserve	(7,102)	(7,341)	(7,401)	(7,662)	(7,456)	(7,429)
Interest income	$4,341	$4,555	$4,524	$4,428	$4,122	$4,278	Carrying value	$300,355	$321,823	$320,245	$337,858	$333,986	$327,143
Annualized yield	16.17%	17.26%	17.50%	17.50%	15.49%	14.95%
							Average amortized cost	$309,577	$322,989	$328,193	$336,258	$322,723	$349,288
							Interest income	$10,508	$8,760	$10,551	$8,855	$10,071	$9,663
							Annualized yield	13.58%	10.85%	12.86%	10.53%	12.48%	11.07%

(1)	Annualized yields for AFS securities portfolios are based on average amortized cost.

(2)
Yields for prime senior securities includes investments in Sequoia IO securities and Sequoia senior securities held in our Residential Mortgage Banking segment, for which yields are calculated using fair value, as these are trading securities.

(3)	Mezzanine and subordinate together comprise our subordinate portfolio of securities. We have shown them separately to present their different yield profiles.

THE REDWOOD REVIEW I 4TH QUARTER 2015	Table 6: Balances & Yields by Portfolio 71

Table 7: Securities and Loan Portfolio Activity ($ in thousands)

	2015 Q4	2015 Q3	2015 Q2	2015 Q1	2014 Q4	2014 Q3		2015 Q4	2015 Q3	2015 Q2	2015 Q1	2014 Q4	2014 Q3
Securities – Prime Senior							Residential Loans, held-for-sale
Beginning fair value	$302,581	$341,387	$363,681	$401,615	$459,426	$871,021	Beginning carrying value	$1,506,151	$892,081	$1,094,885	$1,342,520	$1,502,429	$1,107,877
Acquisitions	203,406	—	34,686	6,972	5,918	3,522	Acquisitions	2,163,783	2,987,187	2,847,135	2,477,644	2,755,689	3,387,875
Sales	(21,547)	(3,623)	(44,157)	(15,091)	(33,752)	(380,112)	Sales	(2,101,933)	(2,132,895)	(2,816,143)	(2,265,449)	(2,567,113)	(2,757,955)
Effect of principal payments	(20,508)	(17,508)	(20,988)	(14,650)	(16,922)	(34,879)	Principal repayments	(33,259)	(17,802)	(14,794)	(14,097)	(10,407)	(7,687)
Change in fair value, net	(4,369)	(17,675)	8,165	(15,165)	(13,055)	(126)	Transfers between portfolios	(412,824)	(233,429)	(215,826)	(447,791)	(354,794)	(241,282)
Ending fair value	$459,563	$302,581	$341,387	$363,681	$401,615	$459,426	Changes in fair value, net	(6,180)	11,009	(3,176)	2,058	16,716	13,601
							Ending fair value	$1,115,738	$1,506,151	$892,081	$1,094,884	$1,342,520	$1,502,429

Securities – Non-Prime Senior							Residential Loans, held-for-investment (excluding consolidated Sequoia Entities)
Beginning fair value	$164,554	$173,081	$182,328	187,695	193,980	$200,636	Beginning carrying value	$1,360,277	$1,157,285	$1,000,444	$581,667	$238,651	$—
Acquisitions	700	—	—	—	—	(31)	Acquisitions	—	—	—	—	—	453
Sales	(71,870)	—	—	—	—	—	Principal repayments	(62,020)	(39,514)	(53,104)	(30,902)	(12,060)	(2,092)
Effect of principal payments	(7,579)	(7,510)	(7,300)	(4,992)	(6,066)	(6,495)	Transfers between portfolios	504,445	233,429	215,830	447,791	354,794	241,282
Change in fair value, net	(11,766)	(1,017)	(1,947)	(375)	(219)	(130)	Changes in fair value, net	(11,507)	9,077	(5,885)	1,978	282	(992)
Ending fair value	$74,039	$164,554	$173,081	$182,328	$187,695	$193,980	Ending fair value	$1,791,195	$1,360,277	$1,157,285	$1,000,444	$581,667	$238,651

Securities – Re-REMIC							Residential Loans, held-for-investment at Consolidated Sequoia Entities
Beginning fair value	$167,639	$169,084	$169,239	$168,347	$176,117	$192,596	Beginning carrying value	$1,170,246	$1,237,114	$1,304,426	$1,474,386	$1,546,507	$1,616,504
Acquisitions	—	—	—	—	—	—	Principal repayments	(57,523)	(65,556)	(68,547)	(67,250)	(69,325)	(67,025)
Sales	(1,170)	—	—	—	(10,060)	(9,458)	Charge-Offs	—	—	—	—	2,133	1,354
Effect of principal payments	(87)	(123)	(182)	(126)	(66)	—	Transfers to REO	(1,742)	(893)	(1,241)	(1,916)	(2,338)	(3,988)
Change in fair value, net	(1,318)	(1,322)	27	1,018	2,356	(7,021)	Loan loss (provision) reversal	—	—	—	—	(1,562)	708
Ending fair value	$165,064	$167,639	$169,084	$169,239	$168,347	$176,117	Discount amortization, net	—	—	—	—	(1,029)	(1,046)
							Adoption of ASU 2014-13	—	—	—	(103,649)	—	—
Securities – Subordinate (1)							Transfers between portfolios	(91,621)	—	—	—	—	—
Beginning fair value	$450,450	$474,047	$569,995	$621,573	$565,462	$580,814	Changes in fair value, net	2,510	(419)	2,476	2,855	—	—
Acquisitions	113,037	9,423	39,193	25,943	54,722	39,330	Ending fair value	$1,021,870	$1,170,246	$1,237,114	$1,304,426	$1,474,386	$1,546,507
Sales	(15,806)	(29,462)	(127,353)	(85,017)	—	(58,273)
Effect of principal payments	(5,016)	(4,715)	(4,176)	(5,179)	(4,568)	(5,082)	Commercial Loans, held-for-sale
Change in fair value, net	(8,075)	1,157	(3,612)	12,675	5,957	8,673	Beginning carrying value	$80,756	$165,853	$54,407	$166,234	$104,709	$50,848
Ending fair value	$534,590	$450,450	$474,047	$569,995	$621,573	$565,462	Originations	99,625	167,510	257,671	92,713	325,970	340,200
							Sales	(140,668)	(256,581)	(147,132)	(210,309)	(271,260)	(290,561)
Securities – Mezzanine (1)							Principal repayments	(19)	—	(80)	(88)	(329)	(83)
Beginning fair value	$276,208	$290,283	$380,935	$448,838	$411,784	$425,202	Transfers between portfolios	—	—	—	—	—	—
Acquisitions	95,625	9,423	22,744	10,518	37,730	33,985	Changes in fair value, net	(553)	3,974	987	5,857	7,144	4,305
Sales	(8,899)	(24,980)	(105,590)	(85,017)	—	(50,961)	Ending fair value	$39,141	$80,756	$165,853	$54,407	$166,234	$104,709
Effect of principal payments	(2,750)	(1,946)	(2,010)	(2,585)	(2,476)	(2,537)
Change in fair value, net	(3,904)	3,428	(5,796)	9,181	1,800	6,095	Commercial Loans, held-for-investment at amortized cost
Ending fair value	$356,280	$276,208	$290,283	$380,935	$448,838	$411,784	Beginning carrying value	$321,823	$320,245	$337,858	$333,986	$327,143	$351,226
							Originations	—	12,869	1,750	7,600	21,870	26,140
							Principal repayments	(21,890)	(11,529)	(19,816)	(3,717)	(15,190)	(51,295)
							Provision for loan losses	240	60	261	(206)	(27)	888
							Discount/fee amortization	182	178	192	195	190	184
							Ending carrying value (2)	$300,355	$321,823	$320,245	$337,858	$333,986	$327,143

							Mortgage Servicing Rights
							Beginning carrying value	$162,726	$168,462	$120,324	$139,293	$135,152	$71,225
							Additions	21,305	22,760	32,463	18,754	19,279	61,606
							Sales	—	—	—	(18,206)	—	—
							Changes in fair value, net	7,945	(28,496)	15,675	(19,517)	(15,138)	2,321
							Ending fair value	$191,976	$162,726	$168,462	$120,324	$139,293	$135,152

(1)	Securities-mezzanine are a component of securities-subordinate. They are broken-out to provide additional detail on this portion of the subordinate securities portfolio.

(2)	The carrying value of our commercial loans, held-for-investment at amortized cost excludes commercial A-notes, which are carried at fair value.

THE REDWOOD REVIEW I 4TH QUARTER 2015	Table 7: Securities and Loan Portfolio Activity 72

Table 8: Consolidating Balance Sheet ($ in thousands)

	December 31, 2015						September 30, 2015
		Consolidated VIEs (1)						Consolidated VIEs (1)
	At Redwood (1)	Commercial Securitization	Residential Resecuritization(2)	Consolidated Sequoia Entities	Total	Redwood Consolidated	At Redwood (1)	Commercial Securitization	Residential Resecuritization(2)	Consolidated Sequoia Entities	Total	Redwood Consolidated
Residential loans	$2,906,933	$—	$—	$1,021,870	$1,021,870	$3,928,803	$2,866,428	$—	$—	$1,170,246	$1,170,246	$4,036,674
Commercial loans (3)	236,631	166,016	—	—	166,016	402,647	287,763	180,394	—	—	180,394	468,157
Real estate securities	1,233,256	—	—	—	—	1,233,256	903,971	—	181,253	—	181,253	1,085,224
Mortgage servicing rights	191,976	—	—	—	—	191,976	162,726	—	—	—	—	162,726
Cash and cash equivalents	220,229	—	—	—	—	220,229	235,362	—	—	—	—	235,362
Total earning assets	4,789,025	166,016	—	1,021,870	1,187,886	5,976,911	4,456,250	180,394	181,253	1,170,246	1,531,893	5,988,143
Other assets (4)	246,428	1,434	—	6,254	7,688	254,116	273,426	1,495	364	5,598	7,457	280,883
Total assets	$5,035,453	$167,450	$—	$1,028,124	$1,195,574	$6,231,027	$4,729,676	$181,889	$181,617	$1,175,844	$1,539,350	$6,269,026
Short-term debt	$1,855,003	$—	$—	$—	$—	$1,855,003	$1,872,793	$—	$—	$—	$—	$1,872,793
Other liabilities	140,723	249	—	655	904	141,627	187,897	318	1	770	1,089	188,986
ABS issued	—	53,137	—	996,820	1,049,957	1,049,957	—	67,946	5,261	1,105,588	1,178,795	1,178,795
Long-term debt (3)	2,038,175	—	—	—	—	2,038,175	1,821,877	—	—	—	—	1,821,877
Total liabilities	4,033,901	53,386	—	997,475	1,050,861	5,084,762	3,882,567	68,264	5,262	1,106,358	1,179,884	5,062,451

Equity	1,001,552	114,064	—	30,649	144,713	1,146,265	847,109	113,625	176,355	69,486	359,466	1,206,575
Total liabilities and equity	$5,035,453	$167,450	$—	$1,028,124	$1,195,574	$6,231,027	$4,729,676	$181,889	$181,617	$1,175,844	$1,539,350	$6,269,026

(1)
The format of this consolidating balance sheet is provided to more clearly delineate between the assets belonging to certain securitization entities (Consolidated variable interest entities, or VIEs) that we are required to consolidate on our balance sheet in accordance with GAAP, but which are not legally ours, and the liabilities of these consolidated VIEs, which are payable only from the cash flows generated by their assets and are, therefore, nonrecourse to us, and the assets that are legally ours and the liabilities of ours for which there is recourse to us.

(2)
In accordance with GAAP, we consolidated the assets and liabilities of an entity formed in connection with our Residential Resecuritization from its creation in 2011 through the fourth quarter of 2015, when the debt of the entity was repaid, the assets of the entity were distributed to us and the entity was dissolved.

(3)
Commercial loans at Redwood and long-term debt at Redwood include $63 million of commercial A-notes and $63 million of commercial secured borrowings, respectively. Although these loans were sold, we are required under GAAP to retain the loans on our balance sheet and treat the proceeds as secured borrowings.

(4)
Other assets includes a total of $63 million of assets held by third party custodians and pledged as collateral to the GSEs in connection with credit risk sharing arrangements relating to conforming residential loans. These pledged assets can only be used to settle obligations to the GSEs under these risk sharing arrangements.

THE REDWOOD REVIEW I 4TH QUARTER 2015	Table 8: Consolidating Balance Sheet 73

REDWOOD TRUST CORPORATE INFORMATION

EXECUTIVE OFFICERS:	DIRECTORS:

Marty Hughes	Richard D. Baum
Chief Executive Officer	Chairman of the Board
and Former Chief Deputy Insurance
Brett D. Nicholas	Commissioner for the State of California
President
Douglas B. Hansen
Fred J. Matera	Vice-Chairman of the Board
Executive Vice President-Commercial	and Private Investor
Investments and Finance
Mariann Byerwalter
Christopher J. Abate	Chairman, SRI International
Chief Financial Officer	Chairman, JDN Corporate Advisory LLC
and Executive Vice President
Marty Hughes
Andrew P. Stone	Chief Executive Officer
General Counsel, Executive Vice
President, and Secretary	Greg H. Kubicek
President, The Holt Group, Inc.

CORPORATE HEADQUARTERS:	Karen R. Pallotta
One Belvedere Place, Suite 300	Owner, KRP Advisory Services, LLC
Mill Valley, California 94941
Telephone: (415) 389-7373	Jeffrey T. Pero
Retired Partner, Latham & Watkins LLP
CHICAGO OFFICE:
225 W. Washington Street, Suite 1440	Georganne C. Proctor
Chicago, IL 60606	Former Chief Financial Officer, TIAA-CREF

DENVER METRO AREA OFFICE:	Charles J. Toeniskoetter
8310 South Valley Highway, Suite 425	Chairman, Toeniskoetter Development, Inc.
Englewood, Colorado 80112	Chairman & CEO, Toeniskoetter Construction, Inc.

NEW YORK OFFICE:
1114 Avenue of the Americas, Suite 2810
New York, New York 10036

STOCK LISTING	INVESTOR RELATIONS
The Company's common stock is traded	Kristin Brown
on the New York Stock Exchange under
the symbol RWT	Investor Relations Hotline: (866) 269-4976
Email: investorrelations@redwoodtrust.com
TRANSFER AGENT
Computershare Trust Company, N.A.
2 North LaSalle Street
Chicago, IL 60602
Telephone: (888) 472-1955

For more information about Redwood Trust, visit our website at www.redwoodtrust.com